EXHIBIT 2.1

PURCHASE AND SALE AGREEMENT
by and among
THE RESILIENCE FUND IV, L.P.,
THE RESILIENCE FUND IV-A, L.P.,
AEROSPACE NEWCO HOLDINGS, INC.,
EMCORE CORPORATION,
AND
EMBER ACQUISITION SUB, INC.

Dated as of June 7, 2019

_____________________________________________________________________________________________

Table of Contents

Page

Article 1 PURCHASE AND SALE OF TRANSFERRED INTERESTS; CLOSING	1

1.1	Closing 1

1.2	Purchase and Sale of the Transferred Interests 1

1.3	Consideration 1

1.4	Working Capital Adjustment 1

Article 2 REPRESENTATIONS AND WARRANTIES RELATING TO SELLER AND HOLDINGS	4

2.1	Organization and Good Standing 4

2.2	Power and Authorization; Enforceability 4

2.3	No Violation or Conflict 4

2.4	Capitalization; Ownership 5

2.5	Litigation 5

2.6	Brokers 5

2.7	Accredited Investor 5

Article 3 REPRESENTATIONS AND WARRANTIES RELATING TO THE TRANSFERRED COMPANY	6

3.1	Organization and Good Standing 6

3.2	Power and Authorization; Enforceability 6

3.3	No Violation or Conflict 6

3.4	Capitalization; Ownership 7

3.5	Governmental Authorizations; Compliance with Laws 7

3.6	Litigation 8

3.7	Financial Statements; Undisclosed Liabilities; Indebtedness 8

3.8	Absence of Certain Changes and Events 8

3.9	Real Property. 9

3.10	Government Contracts 10

3.11	Other Material Contracts 11

3.12	Insurance 12

3.13	Tangible Personal Property; Sufficiency of Assets 13

3.14	Intellectual Property 13

3.15	Employees and Labor Matters 14

3.16	Employee Benefits 15

3.17	Environmental Matters 16

3.18	Tax Matters 17

3.19	Customers and Suppliers 19

3.20	Related Party Transactions 19

3.21	AML Laws; Anti-Corruption Laws and Sanctions 19

3.22	Compliance with Export Control and Import Laws 20

3.23	Inventory 20

Page

3.24	Warranties 20

3.25	Bank Accounts 20

3.26	Brokers 21

3.27	Silver Purchase Agreement 21

Article 4 REPRESENTATIONS AND WARRANTIES OF BUYERS	21

4.1	Organization and Good Standing 21

4.2	Power and Authorization; Enforceability 21

4.3	No Violation or Conflict 21

4.4	Compliance with Laws 22

4.5	Litigation 22

4.6	Brokers 22

4.7	Investment 22

4.8	Tax and Legal Matters 22

4.9	Ownership 23

4.10	Available Funds 23

4.11	Solvency 23

4.12	Common Stock 23

4.13	Exchange Act Filings 23

Article 5 CERTAIN COVENANTS OF THE PARTIES	23

5.1	Access to Information 23

5.2	Confidentiality; Books and Records 24

5.3	Third Party Consents 25

5.4	Public Announcements 25

5.5	Restrictive Covenants 25

5.6	Tax Matters 26

5.7	Employee Matters 27

5.8	Further Actions 28

5.9	SDI Facility 28

5.10	Lockup 28

5.11	No Recourse; Setoff 28

Article 6 DELIVERIES AT CLOSING	29

6.1	Seller’s Deliveries 29

6.2	Buyers’ Deliveries 30

Article 7 MISCELLANEOUS	30

7.1	Fees and Expenses 30

7.2	Notices 30

7.3	Assignment and Benefit 31

7.4	Amendment, Modification and Waiver 31

Page

7.5	Due Diligence Review; No Additional Representations and Warranties 31

7.6	Disclaimer Regarding Projections 32

7.7	Interpretation 32

7.8	Governing Law 33

7.9	Waiver of Jury Trial 33

7.10	Consent to Jurisdiction 33

7.11	Conflicts and Privilege 33

7.12	Section Headings 34

7.13	Severability 34

7.14	Counterparts; Third-Party Beneficiaries 34

7.15	Entire Agreement 34

7.16	Specific Performance 34

Exhibits

A - Definitions
B - Estimated Closing Statement
C - Accounting Principles and Sample Working Capital Calculation
D - Transferred Company Disclosure Schedule
E - Lock-Up Agreement

Schedules

Schedule 1 - Buyer Knowledge
Schedule 2 - Seller Knowledge
Schedule 3 - Share Designations

PURCHASE AND SALE AGREEMENT
This PURCHASE AND SALE AGREEMENT (this “Agreement”) dated as of June 7, 2019, by and among The Resilience Fund IV, L.P., a Delaware limited partnership and The Resilience Fund IV-A, L.P., a Delaware limited partnership (collectively, the “Seller”), Aerospace Newco Holdings, Inc., a Delaware corporation (“Holdings”), EMCORE Corporation, a New Jersey corporation (“Parent”) and Ember Acquisition Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Parent Sub”, and collectively with Parent, “Buyers”). Exhibit A contains definitions, or references to the definitions, of the capitalized terms used in this Agreement. Seller and Buyers are each referred to herein individually as a “Party” and collectively as the “Parties.”
BACKGROUND

A.	Seller owns 100% of the outstanding equity securities of Holdings (the “Transferred Interests”).

B.	Holdings is the sole stockholder of Systron Donner Inertial, Inc., a Delaware corporation (the “Transferred Company”).

C.
On the terms and subject to the conditions set forth in this Agreement and in exchange for the consideration set forth in Section 1.3, Seller desires to sell assign, convey, and deliver to Parent Sub the Transferred Interests (the “Transaction”).

AGREEMENT
In consideration of the mutual covenants, conditions and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed as follows:
ARTICLE 1
PURCHASE AND SALE OF TRANSFERRED INTERESTS; CLOSING

1.1	Closing.

The closing of the Transaction (the “Closing”) will take place by electronic exchange of signature pages on the date hereof (the “Closing Date”).

1.2	Purchase and Sale of the Transferred Interests.

On the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller agrees to sell, assign, convey, transfer, and deliver to Parent Sub, and Parent Sub agrees to purchase, all of the Transferred Interests, free and clear of all Liens (other than Permitted Liens).

1.3
Consideration. The aggregate consideration (the “Consideration”) for the for the sale, assignment, conveyance, transfer, and delivery of the Transferred Interests pursuant to Section 1.2 consists of the following:

1.3.1    The Cash Consideration, paid by Buyers to Seller (or as directed by Seller) at Closing by wire transfer of immediately available funds in accordance with Seller’s wire transfer instructions; and

1.3.2    A number of shares of Parent’s common stock, no par value (“Common Stock”) in value equivalent to $3,000,000, with each share of Common Stock valued at the Market Price (the “Stock Consideration”).

1.4	Working Capital Adjustment.

1.4.1    Estimated Closing Statement. Attached hereto as Exhibit B, together with reasonable supporting detail, is a statement (the “Estimated Closing Statement”) reflecting Seller’s good faith estimates of (a)(i) the Closing Working Capital (the “Estimated Closing Working Capital”), (ii) the Indebtedness of the Transferred Company as of the Closing Date (the “Estimated Closing Indebtedness”), (iii) the Transaction Expenses of the Transferred Company (the “Estimated Closing Transaction Expenses”), and (iv) the Cash of the Transferred Company as of the Closing Date (the “Estimated Closing Cash”), and (b) Seller’s calculation of the estimated Cash Consideration (the “Estimated Cash Consideration”), calculated using the Estimated Closing Working Capital, the Estimated Closing Indebtedness, the Estimated Closing Transaction Expenses, and the Estimated Closing Cash.

1.4.2    Closing Statement. As promptly as practicable, but no later than sixty (60) days, after the Closing Date, Parent will cause to be prepared and delivered to Seller, together with reasonable supporting detail, a statement (the “Closing Statement”) setting forth (a)(i) the Closing Working Capital and the Working Capital Difference, (ii) the Indebtedness of the Transferred Company as of the Closing Date (the “Closing Indebtedness”), and (iii) the Transaction Expenses of the Transferred Company as of the Closing Date (the “Closing Transaction Expenses”), and (iv) the Cash of the Transferred Company as of the Closing Date (the “Closing Cash”), and (b) Parent’ calculation of the Cash Consideration, calculated in accordance with the definition thereof. If Parent fails to deliver the Closing Statement within such sixty (60)-day period, the Estimated Closing Statement will be deemed to be the Closing Statement delivered by Parent pursuant to this Section 1.4.2.

1.4.3    Notice of Disagreement. If Seller disagrees with the calculations set forth in the Closing Statement delivered by Parent pursuant to Section 1.4.2, Seller may, within forty-five (45) days after receipt of the Closing Statement, deliver a written notice to Parent (a “Notice of Disagreement”) specifying in reasonable detail each item or amount that Seller disputes (the “Disputed Items”), the amount in dispute for each Disputed Item and the reasons supporting Seller’s positions. Seller will be deemed to have agreed with all other items and amounts contained in the Closing Statement that are not Disputed Items. If Seller fails to deliver a Notice of Disagreement within such forty-five (45)-day period, Parent’s calculation of the Closing Working Capital, the Closing Cash, the Closing Indebtedness, the Closing Transaction Expenses, the Closing Cash, and the Cash Consideration will be final and binding upon the Parties.

1.4.4    Resolution Period. If a Notice of Disagreement is duly delivered pursuant to Section 1.4.3, Seller and Parent will, during the thirty (30) days following such delivery (the “Resolution Period”), use commercially reasonable efforts to reach agreement on the Disputed Items or amounts in order to determine the amount of the Closing Working Capital, the Working Capital Difference, the Closing Cash, the Closing Indebtedness, the Closing Transaction Expenses, and/or the Cash Consideration, as applicable. If Seller and Parent are able to reach agreement with respect to any Disputed Items, Parent will promptly revise the Closing Statement to reflect such agreement.

1.4.5    Independent Accounting Firm. If, upon the conclusion of the Resolution Period, or any mutually-agreed upon extension thereof, Seller and Parent are unable to reach agreement on all of the Disputed Items, they will jointly engage and submit the unresolved Disputed Items (the “Unresolved Items”) to the Independent Accounting Firm for resolution in accordance with the terms of this Section 1.4.5. The Independent Accounting Firm (i) will act as an arbitrator to determine, based solely on presentations by Seller and Parent and not by independent review, only the Unresolved Items, (ii) will make a determination with respect to the Unresolved Items only and in a manner consistent with the Accounting Principles and this Section 1.4, (iii) will use the definitions set forth herein with no consideration given to any modification or interpretation of such definitions, (iv) will be limited to those adjustments, if any, required to be made for the Closing Statement to comply with the provisions of this Agreement and (v) will make a determination of the Unresolved Items within the range of Seller’s and Parent’s disagreement. Each Party will use commercially reasonable efforts to furnish to the Independent Accounting Firm such work papers and other documents and information pertaining to the Unresolved Items as the Independent Accounting Firm may reasonably request and will be afforded an opportunity to discuss the Unresolved Items with the Independent Accounting Firm at such hearing as the Independent Accounting Firm will request or permit; provided, that (y) each Party will provide the other Party with a copy of all materials provided to, and communications with, the Independent Accounting Firm and (x) no Party (or any of its Affiliates or Representatives) will engage in any ex parte communication with the Independent Accounting Firm at any time with respect to the Unresolved Items. The Independent Accounting Firm will deliver to Seller and Parent as promptly as practicable, and will be instructed to deliver no later than thirty (30) days after its engagement, a written report setting forth such calculation. Such determination of the Independent Accounting Firm will be final, binding and conclusive upon Seller and Parent (absent fraud or manifest error) and Parent will promptly revise the Closing Statement to reflect such determination upon receipt of such report. The fees and expenses of the Independent Accounting Firm will be borne pro rata as between Seller, on the one hand, and the Parent, on the other hand, based on the proportionate deviation of the respective adjustment amounts for the Unresolved Items proposed by Parent and Seller, as set forth in the Closing Statement in the case of Parent and the Notice of Disagreement in the case of Seller, from the determination of the final adjustment amounts made by the Independent Accounting Firm.

1.4.6    Cooperation. Subject to any applicable privileges (including the attorney-client privilege and the work product privilege), from the date that Parent delivers the Closing Statement to Seller through the conclusion of the Resolution Period, Parent and Seller will, and will cause their respective Affiliates, Subsidiaries, independent accountants, agents or representatives to, reasonably cooperate and assist in the preparation and review of the Closing Statement and the calculation of the Closing Working Capital, the Working Capital Difference, the Closing Cash, the Closing Indebtedness, the Closing Transaction Expenses, and the Cash Consideration, including making available, during normal business hours and upon reasonable advance notice, books, records, work papers and personnel as reasonably requested.

1.4.7    Adjustment to Cash Consideration.

(a)If the Estimated Closing Cash is greater than the Final Closing Cash, then the Cash Consideration will be reduced by an amount equal to such difference. If the Estimated Closing Cash is less than the Final Closing Cash, then the Cash Consideration will be increased by an amount equal to such difference. If the Estimated Closing Cash is equal to the Final Closing Cash, then no change will be made to the Cash Consideration in connection with the determination of the Final Closing Cash.

(b)If the Estimated Closing Working Capital is greater than the Final Closing Working Capital, then the Cash Consideration will be reduced by an amount equal to such difference. If the Estimated Closing Working Capital is less than the Final Closing Working Capital, then the Cash Consideration will be increased by an amount equal to such difference. If the Estimated Closing Working Capital is equal to the Final Closing Working Capital, then no change will be made to the Cash Consideration in connection with the determination of the Final Closing Working Capital.

(c)If the Estimated Closing Indebtedness is greater than the Final Closing Indebtedness, then the Cash Consideration will be increased by an amount equal to such difference. If the Estimated Closing Indebtedness is less than the Final Closing Indebtedness, then the Cash Consideration will be reduced by an amount equal to such difference. If the Estimated Closing Indebtedness is equal to the Final Closing Indebtedness, then no change will be made to the Cash Consideration in connection with the determination of the Final Closing Indebtedness.

(d)If the Estimated Closing Transaction Expenses is greater the Final Closing Transaction Expenses, then the Cash Consideration will be increased by an amount equal to such difference. If the Estimated Closing Transaction Expenses is less than the Final Closing Transaction Expenses, then the Cash Consideration will be reduced by an amount equal to such difference. If the Estimated Closing Transaction Expenses is equal to the Final Closing Transaction Expenses, then no change will be made to the Cash Consideration in connection with the determination of the Final Closing Transaction Expenses.

(e)If the adjustments referred to in Sections 1.4.7(a) through (d) above, when aggregated, result in a net increase in the Cash Consideration, the amount of such increase is referred to in this Agreement as the “Cash Consideration Increase.” If the applicable adjustments referred to in Sections 1.4.7(a) through (d) above result in a net reduction in the Cash Consideration, the amount of such reduction is referred to in this Agreement as the “Cash Consideration Reduction.”

(f)Promptly following such determination in accordance with this Section 1.4: (i) if there exists a Cash Consideration Reduction, Seller will pay, or cause to be paid, to Parent (or as directed by Parent) an amount equal to the Cash Consideration Reduction, in immediately available funds to an account identified by Parent in writing to Seller; and (ii) if there exists a Cash Consideration Increase, Parent will pay, or cause to be paid, to Seller (or as directed by Seller) an amount equal to the Cash Consideration Increase, in immediately available funds to an account identified by Seller in writing to Parent.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES RELATING TO SELLER AND HOLDINGS

Except as set forth on the Transferred Company Disclosure Schedule, which exceptions or disclosures set forth therein will be deemed to be part of the representations and warranties made hereunder, each of Seller and Holdings hereby represents and warrants to Buyers as set forth below as of the date hereof, as follows (provided, that any representation or warranty made with respect to Seller or Holdings is made only to the extent related to the Transferred Company, the Transferred Interests, the Business, the Transaction or the Transaction Documents, as applicable):

2.1	Organization and Good Standing.

Each of Seller and Holdings is duly organized, validly existing and (in jurisdictions in which such concept is applicable) in good standing under the Laws of its jurisdiction of organization, and has all necessary corporate power to carry on its business as presently conducted, and to own and lease the assets and properties which it owns and leases.

2.2	Power and Authorization; Enforceability.

2.2.1    Each of Seller and Holdings has all requisite corporate power and authority to execute and deliver the Seller Transaction Documents to which it is a party, to perform their obligations hereunder and thereunder, and to consummate the Transaction. All necessary corporate action has been taken by Seller and Holdings to authorize the execution, delivery and performance by Seller and Holdings of this Agreement and each other Seller Transaction Document to which it is a party, and no further corporate action on the part of Seller or Holdings is necessary to authorize such execution, delivery and performance. Each of Seller and Holdings has duly executed and delivered this Agreement and each other Seller Transaction Document to which it is a party.

2.2.2    Assuming that this Agreement and each of the other Seller Transaction Documents are valid and binding obligations of each of the other parties hereto and thereto, this Agreement is, and each other Seller Transaction Document to which Seller or Holdings is a party, when duly executed and delivered at or prior to the Closing by Seller or Holdings will be, the legal, valid and binding obligation of each of Seller and Holdings, enforceable against them in accordance with its respective terms, except as the enforceability thereof may be limited by the Remedies Exception.

2.3    No Violation or Conflict.

Neither the execution, delivery and performance by Seller or Holdings of this Agreement and the other Seller Transaction Documents nor the consummation by them of the Transaction (with or without the passage of time or the giving of notice, or both) will:
(a)    require any Governmental Authorization;

(b)    violate or conflict with any Judgments or Laws, in each case, binding upon or applicable to Seller or Holdings or by which their respective properties or assets, including the Transferred Interests, are bound, other than any such violations or conflicts that are not material to the Business or the operations of the Transferred Company, taken as a whole, or that would not have a material adverse effect on the ability of Seller or Holdings to consummate the Transaction;

(c)    conflict with, result in a violation or breach of, constitute a default under, result in the termination or material modification of, accelerate the performance required by, create additional rights to compensation or require any Consent (that has not been obtained) from any Person under the Organizational Documents of Seller or any material Contract binding upon Seller or any of their assets or properties;

(d)    conflict with, result in a violation or breach of, constitute a default under, result in the termination or material modification of or loss of rights under, accelerate the performance required by or require any Consent (that has not been obtained) from any Person under the Organizational Documents of the Transferred Company; or

(e)    result in the creation or imposition of any Lien (other than a Permitted Lien) on any equity interests or any asset or property of the Transferred Company.

2.4    Capitalization; Ownership.

2.4.1    The authorized capital stock of Holdings consists of 500,000 shares of authorized common stock, consisting of 100,000 shares of common stock, par value $0.01 per share, and 400,000 shares of preferred stock, par value $0.01 per share, of which 100,000 shares of common stock are issued and outstanding and represents all of the Transferred Interests. Seller is the record and beneficial holder of all of Transferred Interests. Upon delivery of the Transferred Interests to Parent Sub at Closing, good and valid title to the Transferred Interests, free and clear of all Liens, will pass to Parent Sub. There are no outstanding or authorized subscriptions, options, warrants, rights to acquire, conversion rights or other rights, Contracts or commitments obligating Seller to sell or otherwise dispose of any equity interests or any securities or obligations exercisable for or convertible into any equity interest of Holdings. There are no voting trusts or other Contracts or understandings to which Seller is a party with respect to the voting of any equity interests, and Seller is neither a party to, nor bound by, any outstanding restrictions, options or other obligations, Contracts or commitments (contingent or otherwise) to sell, repurchase, redeem or acquire any equity interests or any other securities of Holdings.

2.4.2    Holdings is the record and beneficial holder of all of the issued and outstanding equity interests in the Transferred Company. There are no outstanding or authorized subscriptions, options, warrants, rights to acquire, conversion rights or other rights, Contracts or commitments obligating Holdings to sell or otherwise dispose of any equity interests or any securities or obligations exercisable for or convertible into any equity interest of the Transferred Company. There are no voting trusts or other Contracts or understandings to which Holdings is a party with respect to the voting of any equity interests, and Holdings is neither a party to, nor bound by, any outstanding restrictions, options or other obligations, Contracts or commitments (contingent or otherwise) to sell, repurchase, redeem or acquire any equity interests or any other securities of the Transferred Company.

2.4.3    Except for the equity interests of the Transferred Company, Holdings does not have, nor has it ever had, any assets, liabilities, or business operations.

2.5    Litigation.

As of the date of this Agreement, there are no Proceedings pending or, to Seller’s Knowledge, threatened by or against Seller or Holdings, nor is there any unsatisfied Judgment against Seller or Holdings, or their respective business or assets that, in each case, could reasonably be expected to have a Material Adverse Effect on the Seller’s or Holdings’ ability to consummate the Transaction.

2.6	Brokers.

There are no claims by any Person against Seller or Holdings relating to the payment of a finder’s fee, expense reimbursement, brokerage commission or similar payment in connection with the Transaction.

2.7	Accredited Investor.

Seller is acquiring the Stock Consideration for its own account, for investment only, and not with a view to any resale or public distribution thereof. Seller has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Stock Consideration and is capable of bearing the economic risks of such investment. Seller will not offer to sell or otherwise dispose of such equity interests in violation of any Laws applicable to any such offer, sale or other disposition. Seller acknowledges that (a) such equity interests have not been registered under the Securities Act of 1933, as amended, or any state securities laws and (b) it must bear the economic risk of its investment in such equity interests for an indefinite period of time. Seller is not acting as agent or representative of another party, and has no current plan or intention to resell the Stock Consideration to another Person. Seller is an “Accredited Investor” within the meaning of the Securities and Exchange Commission Rule 501 of Regulation D of the Securities Act of 1933, as presently in effect. Seller is not acting as agent or representative of another party.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES RELATING TO THE TRANSFERRED COMPANY

Except as set forth on the Transferred Company Disclosure Schedule, which exceptions or disclosures set forth therein will be deemed to be part of the representations and warranties made hereunder, Seller hereby represents and warrants to Buyers as of the date hereof as follows:

3.1	Organization and Good Standing.

Section 3.1 of the Transferred Company Disclosure Schedule sets forth the jurisdiction of incorporation of the Transferred Company and each jurisdiction in which the Transferred Company is qualified to do business. The Transferred Company is duly organized, validly existing, and (in jurisdictions in which such concept is applicable) in good standing under the Laws of its jurisdiction of organization and has all necessary corporate power to carry on its business as presently conducted, and to own and lease the assets and properties which it owns and leases. The Transferred Company is qualified and in good standing (in jurisdictions in which such concept is applicable) to do business in every jurisdiction wherever such qualification is required, except in such jurisdictions where the failure to so qualify or be in good standing has not had and would not reasonably be expected to have a Material Adverse Effect. The Transferred Company’s Organizational Documents are in full force and effect and true, correct and complete copies of which have been delivered to Buyers.

3.2	Power and Authorization; Enforceability.

3.2.1    The Transferred Company has all requisite corporate power and authority to execute and deliver the Seller Transaction Documents to which it is a party, to perform its obligations thereunder, and to consummate the Transaction. All necessary corporate action has been taken by the Transferred Company to authorize the execution, delivery and performance of each Seller Transaction Document to which it is a party, and no further corporate action on the part of the Transferred Company is necessary to authorize such execution, delivery and performance. The Transferred Company has duly executed and delivered each Seller Transaction Document to which it is a party.

3.2.2    Assuming that each of the Seller Transaction Documents are valid and binding obligations of each of the other parties (other than Seller or the Transferred Company) thereto, each Seller Transaction Document to which it is a party, when duly executed and delivered by the Transferred Company will be, the legal, valid and binding obligation of the Transferred Company, enforceable against the Transferred Company in accordance with its respective terms, except as the enforceability thereof may be limited by the Remedies Exception.

3.3    No Violation or Conflict.

Except as set forth in Section 3.3 of the Transferred Company Disclosure Schedule, neither the execution, delivery and performance by the Transferred Company of the Seller Transaction Documents to which the Transferred Company is a party nor the consummation of the Transaction (with or without the passage of time or the giving of notice, or both) will:
(a)    require any Governmental Authorization;

(b)    violate or conflict with any Judgments or Laws, in each case, binding upon or applicable to the Business or the Transferred Company or by which the Transferred Company or any of its respective properties or assets are bound, other than any such violations or conflicts that are not material to the Business or the operations of the Transferred Company, taken as a whole;

(c)    conflict with, result in a violation or breach of, constitute a default under, result in the termination or material modification of or loss of rights under, accelerate the performance required by, create additional rights to compensation or require any Consent (that has not been obtained) from any Person under the Organizational Documents of the Transferred Company or any Material Contract;

(d)    result in the creation or imposition of any Lien upon any of the equity interests, or property of the Transferred Company, except for Permitted Liens; or

(e)    cause a loss or adverse modification of any material Governmental Authorization used or held by the Transferred Company.

The execution and delivery of the Seller Transaction Documents by the Seller and the Transferred Company and the consummation of the Transaction do not require any material Consent of or notice to any Governmental Authority, including (i) the Committee on Foreign Investment in the United States; (ii) the Directorate of Defense Trade Controls under Section 122.4(b) of the International Traffic in Arms Regulations; or (iii) the Defense Security Service of the Department of Defense under Section 2-302(b) of the NISPOM.

3.4	Capitalization; Ownership.

3.4.1    The authorized capital stock of the Transferred Company consists of 5,000 shares of authorized common stock, par value $0.01, of which One (1) share is issued and outstanding, which One (1) share represents all of the Transferred Interests. All the Transferred Interests are duly authorized, validly issued, fully paid and non-assessable and were issued in compliance with all applicable Laws and constitute all of the issued and outstanding shares of capital stock or other equity securities of the Transferred Company. There are no shares of capital stock held in the corporate treasury of the Transferred Company, and no shares of capital stock of the Transferred Company are reserved for issuance.

3.4.2    The designations, powers, preferences, rights, qualifications, limitations and restrictions of each class of authorized capital stock of the Transferred Company are as set forth in the Transferred Company’s Organizational Documents, and all such designations, powers, preferences, rights, qualifications, limitations and restrictions are valid, binding and enforceable in accordance with applicable Law. There are no outstanding or authorized subscriptions, options, warrants, rights to acquire, conversion rights or other rights, Contracts or commitments obligating the Transferred Company to issue, sell or otherwise dispose of any securities or obligations exercisable for or convertible into any equity interest of the Transferred Company’s capital stock. There are no voting trusts or other Contracts or understandings to which the Transferred Company is a party or to which it is subject with respect to the voting of any equity interests, and the Transferred Company is not a party to, or bound by, any outstanding restrictions, options or other obligations, Contracts or commitments (contingent or otherwise) to sell, repurchase, redeem or acquire any equity interests or any other securities of the Transferred Company.

3.4.3    The Transferred Company does not own, directly or indirectly, any interest or investment (whether in equity or debt) in any Person.

3.5    Governmental Authorizations; Compliance with Laws.

3.5.1    The Transferred Company currently possesses, and has at all times since February 28, 2019 possessed, all requisite Governmental Authorizations necessary to conduct the Business as currently conducted, and to own, lease and operate its properties in the manner currently held and operated. All of such Governmental Authorizations are in full force and effect. The Transferred Company is in compliance in all material respects with all the terms and conditions related to such Governmental Authorizations. There are no Proceedings in progress, pending or, to Seller’s Knowledge, threatened which may result in revocation, cancellation, suspension, or any materially adverse modification of any of such Governmental Authorizations. The Transaction contemplated hereunder will not result in the revocation, cancellation, suspension or any adverse modification of any material Governmental Authorizations.

3.5.2    The Transferred Company is currently, and has at all times since February 28, 2019 been, in compliance in all material respects with all Laws applicable to the Business, the Transferred Company or the assets and properties of the Transferred Company. From February 28, 2019 through the date of this Agreement, none of Seller or the Transferred Company has received any written communication from any Governmental Authority of any alleged failure by the Business or the Transferred Company to comply with any applicable Laws in any material respect, and to Seller’s Knowledge, no such communication is threatened or pending and no event has occurred or circumstances exist with respect to the Transferred Company or the Business that would reasonably be expected to give rise to or serve as the basis for any such communication. The Transferred Company is not currently liable for the payment of any claims, damages, fines, penalties or other amounts, however designated, for failure to comply with any Law. This Section 3.5.2 will not apply to matters that are the subject of Sections 3.14 (Intellectual Property), 3.16 (Employee Benefits), 3.17 (Environmental Matters) and 3.18 (Tax Matters).

3.6    Litigation.

As of the date of this Agreement, (a) there are no material Proceedings pending or, to Seller’s Knowledge, threatened in writing, that involve the Business, the Transferred Company or the assets and properties of the Transferred Company, and (b) to Seller’s Knowledge, no event has occurred or circumstances exist, with respect to the Transferred Company or the Business, that would reasonably be expected to give rise to or serve as the basis for the commencement of any Proceeding that would reasonably be expected to have a Material Adverse Effect. There are no unsatisfied Judgments against the Business or the Transferred Company. There is no Proceeding pending, or to Seller’s Knowledge, threatened in writing, against the Transferred Company that would adversely affect in any material respect the ability of the Transaction to be consummated. Section 3.6 of the Transferred Company Disclosure Schedule sets forth a list of any settlement or compromise related to any pending or threatened Proceeding since February 28, 2019.

3.7    Financial Statements; Undisclosed Liabilities; Indebtedness.

3.7.1    Financial Statements. Seller has delivered to Buyers complete copies of (a) the unaudited pro forma accounts of the Transferred Company consisting of a balance sheet and a profit and loss statement at and for the twelve (12) month period ended December 31, 2018 (the “Year End Financial Statements”), and (b) the unaudited working capital statement and monthly trial balances of the Transferred Company (the “Latest Financial Statements” and together with the Year End Financial Statements, the “Financial Statements”) at and for the three (3) month ending March 31, 2019 (the “Latest Financial Statements Date”). The Financial Statements have been prepared based on the books and records of the Transferred Company and present fairly, in all material respects, the assets, liabilities and results of operations of the Transferred Company as of the dates thereof and for the periods therein referred to, prepared in accordance with the Accounting Principles, subject, in each case, to the absence of footnote disclosure and changes resulting from normal year-end adjustments.

3.7.2    Undisclosed Liabilities. Except (a) for Liabilities to the extent disclosed in the balance sheet included in the Latest Financial Statements, (b) for Liabilities incurred in the Ordinary Course since the Latest Financial Statements Date (none of which is material either individually or in the aggregate and none of which relates to breach of Contract, breach of warranty, tort, or claims of infringement or violation of Law), and (c) for Liabilities incurred pursuant to any of the Seller Transaction Documents, since the Latest Financial Statements Date, to the Seller’s Knowledge, the Transferred Company has not incurred and the Transferred Company has no material Liabilities of any nature whatsoever.

3.7.3    Indebtedness. The Transferred Company has no Indebtedness.

3.8    Absence of Certain Changes and Events

1.
Except as set forth on Section 3.8 of the Transferred Company Disclosure Schedule, since February 28, 2019, the Transferred Company has conducted its Business in the Ordinary Course in all material respects and, except as expressly contemplated by this Agreement or any other Transaction Document, as of the date of this Agreement, there has not been any:

3.8.1    event, condition, occurrence, contingency or development that has had, or would reasonably be expected to have, a Material Adverse Effect;

3.8.2    new appointment or change of the independent accountants of the Transferred Company or any material change in the accounting methods, principles or practices followed by the Transferred Company (except for any such change required by a change in the Accounting Principles or applicable Law);

3.8.3    with respect to any director or executive officer of the Transferred Company, (a) adoption, material amendment or material modification of an Employee Benefit Plan, (b) grant of severance or termination pay, (c) material increase in compensation or payment of any bonus or (d) material change with respect to compensation or other benefits except, in each of (a) through (d), in the Ordinary Course or as required by any existing Contract;

3.8.4    sale, assignment, exclusive license, transfer, hypothecation, conveyance, lease, or other disposition of any material asset or property of the Transferred Company, except in the Ordinary Course, pursuant to an existing Contract, or in disposition of obsolete equipment;

3.8.5    mortgage, pledge, or imposition of any material Lien on any material asset or property of the Transferred Company, except for Permitted Liens, as required by applicable Law, or in the Ordinary Course;

3.8.6    failure to pay when due any material liabilities arising out of the operation of the Transferred Company, except with respect to any such liabilities (a) being contested by the Transferred Company or (b) arising in the Ordinary Course;

3.8.7    any capital expenditures or commitments for capital expenditures or any series of related capital expenditures or commitments for capital expenditures, other than those included in the Transferred Company’s current capital expenditures plan;

3.8.8    (i) increase of the compensation or benefits of any Employee who receives annual base salary in excess of $150,000, (ii) amendment of any Transferred Company Plan, or (iii) grant of any bonus, incentive, retention, severance or termination pay; or

3.8.9    agreement by the Transferred Company to do any of the foregoing.

3.9    Real Property.

3.9.1    The SDI Facility is the only parcel of real property owned by the Transferred Company (“Real Property”). The Transferred Company has good, valid and marketable fee simple title to the Real Property owned by it, free and clear of all Liens except for Permitted Liens. There are no leases affecting the Real Property. The Transferred Company has not granted to any third party the right to occupy, possess or use any portion of the Real Property. No parcel (or portion thereof) of the Real Property is subject to any order to be sold or is being condemned, expropriated or otherwise taken by any Governmental Authority with or without payment of compensation therefor, nor, to the Seller’s Knowledge, has any such condemnation, expropriation or taking been threatened or proposed.

3.9.2    Each parcel of Real Property is supplied with utility services necessary for the operation of the Business in the Ordinary Course, including gas, electricity, water, sewer and telephone. The Transferred Company has direct access to the Real Property to and from public roads. All improvements, fixtures, and mechanical and other systems located at the Real Property are in good operating condition, and to Seller’s Knowledge, no condition exists requiring material repairs (other than routine maintenance) or alterations thereof or which would materially interfere with the use or occupancy of the Real Property or operation of the Business. Neither Seller nor the Transferred Company has received any written notice with respect to any such Real Property requiring performance of any structural or other repairs or alterations (to such Real Property that have not been completed) or notice with respect to any condemnation, taking eminent domain or similar Proceedings.

3.10    Government Contracts.

3.10.1    Section 3.10 of the Transferred Company Disclosure Schedule sets forth a true, correct and complete list of each Government Contract, (a) the period of performance of which has not yet expired or terminated and (b) for which there is a reasonable likelihood of payment being received by the Transferred Company or financial liability arising against the Transferred Company, in either event subsequent to the date hereof, in an amount greater than $500,000 (“Active Government Contracts”).

3.10.2    The Transferred Company is in compliance in all material respects with the terms and conditions of each Active Government Contract and all material statutory and regulatory requirements governing such Active Government Contracts and Government Bids, including the Trade Agreements Act, the Contract Disputes Act, the Procurement Integrity Act, the Federal Procurement and Administrative Services Act, the FAR, agency supplements to the FAR and related cost principles, where and as applicable to each such Government Contract. Since February 28, 2019, no Governmental Authority, prime contractor, subcontractor or any other Person has notified the Transferred Company in writing that the Transferred Company has breached or violated in any material respect any applicable Law or any certification or representation pertaining to any Active Government Contract or Government Bid, in each case for the immediately preceding twelve (12) months. No Active Government Contract was awarded to the Transferred Company pursuant to any socioeconomic set-aside program (e.g., small business, small disadvantaged business, “section 8(a),” woman-owned business, etc.). Since February 28, 2019, the Transferred Company has complied in all material respects with its obligations relating to Government-Furnished Property, if and as relevant and appropriate.

3.10.3    With respect to any Government Contract, there does not currently exist: (a) to Seller’s Knowledge, any civil fraud or criminal investigation by any Governmental Authority; (b) any internal investigation in connection with any alleged fraud or contractual noncompliance in connection with such Government Contract; (c) any suspension or debarment Proceeding against the Transferred Company; (d) any written requests by any Governmental Authority for contract price adjustments that exceeds $25,000, based on a claimed disallowance by the Defense Contract Audit Agency (or other applicable Governmental Authority) or written claim of defective pricing; or (e) solely with respect to this subsection (e), since February 28, 2019, any dispute between the Transferred Company and a Governmental Authority that has resulted in a government contracting officer’s final decision where the amount in controversy exceeds or is expected to exceed $25,000 in fines, penalties or expenses to cure or which, regardless of any monetary cost, could reasonably be expected to impede the Transferred Company from doing business with any Governmental Authority.

3.10.4    Since February 28, 2019, no performance evaluation received by the Transferred Company with respect to any Government Contract has cited a material default or other material failure to perform thereunder.

3.10.5    Since February 28, 2019 through the date of this Agreement, the Transferred Company has not received nor has it been subject to any termination for convenience, termination for default, cure notice, show cause notice, or other similar written notice relating to any Government Contract; no such action or notice is currently in effect, has been issued or remains unresolved. The Transferred Company has not received notice of, and to Seller’s Knowledge, there is no event, condition, or omission with respect to the Transferred Company that has occurred or exists that would constitute grounds for such an action.

3.10.6    Since February 28, 2019, the Transferred Company and its managers, directors, officers and, to Seller’s Knowledge, Employees have never been debarred, suspended, or otherwise rendered generally ineligible for award of Contracts with any Governmental Authority or included on the Excluded Parties List System maintained on the System for Award Management.

3.11    Other Material Contracts.

3.11.1    Section 3.11.1 of the Transferred Company Disclosure Schedule lists the following Contracts entered into by the Transferred Company or to which the Transferred Company or the Business has otherwise become bound, in each case, since February 28, 2019:

(a)    any Contract pertaining to a partnership, limited liability company or joint venture in which the Transferred Company participates as a partner, member or joint venturer or otherwise involves a sharing of profits, losses, costs, or Liabilities by the Transferred Company with any other Person;

(b)    any Contract (i) that is a written employment or consulting agreement with an Employee or consultant of the Transferred Company whose current annual base compensation exceeds $150,000 per year, excluding offer letters that provide for at-will employment without any obligation to provide notice or severance benefits or payments upon a termination and confidentiality and/or invention assignment agreements in the form commonly used by the Transferred Company, or (ii) providing for any bonus, sale bonus, change of control, retention, termination or severance payment to any Employee or consultant of the Transferred Company;

(c)    any Contract (including a purchase order entered into in the Ordinary Course, or group of related Contracts) for (i) the purchase of materials, supplies, goods, services or equipment by the Transferred Company, or (ii) receipt of amounts by the Transferred Company, in each case of more than $150,000;

(d)    any Contract that was not entered into in the Ordinary Course and that involves aggregate expenditures by or receipts of the Transferred Company in excess of $150,000;

(e)    any Contract which is dependent on the guaranty or security of any Person (other than the Transferred Company) or a letter of credit or other bond (other than import bonds incurred in the Ordinary Course) securing performance or warranty;

(f)    any Contract relating to Indebtedness or providing for a guaranty by the Transferred Company of any Liability of another Person;

(g)any Contract to lend money to any other Person, or make any equity investment in any other Person;

(h)any Contract under which the Transferred Company is a lessee or sublessee of, or holds or uses, any tangible personal property or real property owned by any third party that requires payment by the Transferred Company in excess of $100,000 in the aggregate in any twelve (12) month period, unless such Contract is terminable without Liability upon no more than thirty (30) days’ notice;

(i)any Contract under which the Transferred Company is a lessor or sublessor of, or makes available for use by any third party any tangible personal property or real property that requires payment to the Transferred Company in excess of $100,000 in the aggregate in any twelve (12) month period, unless such Contract is terminable without Liability upon no more than thirty (30) days’ notice;

(j)any Contract (or group of related Contracts) for capital expenditures with a remaining obligation that is in excess of $150,000, in the aggregate;

(k)any Contract with Seller or an Affiliate of Seller or the Transferred Company;

(l)any Contract that includes a power of attorney granted by the Transferred Company or that includes a power of attorney granted with respect to the Business;

(m)any collective bargaining or similar Contract with a labor organization representing Employees;

(n)any Contract that (i) contains covenants that in any way purport to restrict, limit or prohibit in any material respect the ability of the Transferred Company to engage in the Business or in any other line of business or to compete with any Person or to conduct business in any part of the world or that contain other similar restrictive covenants or (ii) contains a cap or “most favored nation” provision relating to the prices that can be charged by the Transferred Company for products or services or grants exclusive rights to a counterparty or requires the Transferred Company to purchase all or substantially all of its requirements for a product or service from a particular Person;

(o)any Contract under which material Intellectual Property is acquired, licensed, assigned, transferred, or sold, other than (i) agreements with Employees, consultants, and contractors, (ii) licenses for Open Source Software, (iii) click-wrap, shrink-wrap and off-the-shelf software licenses (including software provided as a service), (iv) non-exclusive licenses granted in the Ordinary Course, (v) non-disclosure agreements, and (vi) Incidental Licenses;

(p)any asset (other than purchases of raw materials in the Ordinary Course) or stock purchase Contract related to the acquisition of any Person or any line of business, in each case, entered into within the past three (3) years and for which the Transferred Company has any continuing Liability;

(q)any sales representative, distributorship or similar Contracts generating revenue for the Transferred Company taken as a whole, in excess of $150,000;

(r)any Contract (or group of related Contracts) of indemnification or similar commitment with respect to which the potential aggregate Liability of the Transferred Company following the Closing that is in excess of $150,000, in each case other than Contracts entered into in the Ordinary Course; and

(s)any other Contract that the default under, or termination of, would be reasonably likely to have a Material Adverse Effect.

3.11.2    The Contracts required to be listed in Section 3.11.1 of the Transferred Company Disclosure Schedule and any Active Government Contract (including any Government Bid) are collectively referred to as “Material Contracts.”

3.11.3    As of the date of this Agreement, each Material Contract is in full force and effect and is valid, binding and enforceable against each party thereto, and, subject to obtaining any necessary Consents disclosed on Section 3.3 of the Transferred Company Disclosure Schedule, will continue to be so enforceable following the Closing, except as the enforceability thereof may be limited by (a) the Remedies Exception and (b) except for those Material Contracts that by their terms will expire prior to the Closing Date or are otherwise terminated prior to the Closing Date in accordance with their terms. The Transferred Company is not in violation in any material respect of any Material Contract and, to Seller’s Knowledge, all of the material covenants to be performed by any other party thereto have been performed in all material respects. No event has occurred that, with the passage of time or the giving of notice or both, would constitute a default or event of default or breach by the Transferred Company or, to Seller’s Knowledge, any other party thereto under any Material Contract, or would permit modification, acceleration, or termination of any Material Contract, or would create in any party additional rights or compensation under or require notice to or the Consent of any Person under any Material Contract, or result in the creation of a Lien (other than a Permitted Lien) on any of the assets of the Business, the Transferred Company or the Transferred Interests. No party to any Material Contract has repudiated any of the terms thereof or, to Seller’s Knowledge, threatened to terminate, cancel or not renew such Material Contract or requested to renegotiate the terms of such Material Contract. Since February 28, 2019, the Transferred Company has not agreed to any material modification, amendment or extension of, or termination of any Material Contract.
3.12    Insurance.

Section 3.12 of the Transferred Company Disclosure Schedule lists each material insurance policy owned by, or maintained for the benefit of, the Transferred Company and each such insurance policy is in full force and effect, all premiums for such insurance policies have been (in accordance with the terms of the applicable policy) duly paid, there exists no material default under any insurance policy, no notice of termination or cancellation of any such policy has been received by the Transferred Company. The Transferred Company has never had any self-insurance arrangements. The Transferred Company has given notice to the insurers of all known claims that may be insured under each policy. Since February 28, 2019, the Transferred Company has not been refused any insurance with respect to its assets or the Business.

3.13    Tangible Personal Property; Sufficiency of Assets.

3.13.1    The Transferred Company has good and valid title to, a valid leasehold interest in, or a valid license to use, the tangible personal property used in the conduct of the Business (the “Transferred Company Personal Property”), free and clear of all Liens (except Permitted Liens), except for assets disposed of in the Ordinary Course since the Latest Financial Statements Date. Since February 28, 2019, the Transferred Company has not received written notice from any Person claiming that the use of the Transferred Company Personal Property by the Transferred Company in connection with the Business violates the rights of any third party. Nothing in this Section 3.13.1 applies to Intellectual Property matters with respect to the Transferred Company, which are addressed in Section 3.14.

3.13.2    The Transferred Company Personal Property, together with the Real Property and the Business IP, is sufficient for the operation of the Business as presently conducted and other than to the extent resulting from any action expressly taken by Buyers from and after the Closing (other than consummation of the Transaction), is sufficient for the conduct of the Business and performance of the Transferred Company’s Contracts after Closing in the Ordinary Course and otherwise in the same manner as prior to Closing. The Transferred Company Personal Property is in the sole possession or control of the Transferred Company, is adequate for the Transferred Company’s requirements and is in good operating condition and repair, ordinary wear and tear excepted.

3.14    Intellectual Property.

3.14.1    Section 3.14.1 of the Transferred Company Disclosure Schedule contains a true, correct and complete list of (a) all Patents and Patent applications, (b) registered Trademarks and applications for Trademark registration, and (c) registered Copyrights and applications for Copyright, in each case that are Owned Intellectual Property, and (d) domain name registrations owned by the Transferred Company; however such list shall exclude any such items that are abandoned, cancelled, withdrawn, expired, or refused (collectively, “Registered IP”), indicating for each such item, as applicable, the application or registration number, date and jurisdiction of filing or issuance, and the identity of the current applicant or registered owner. All of the registrations for Registered IP are subsisting, and, valid and enforceable (excluding pending applications).

3.14.2    The Owned Intellectual Property and, to Seller’s Knowledge, the Licensed IP, is not subject to any outstanding Judgment adversely affecting the Transferred Company’s use thereof or rights thereto, or that would impair the validity or enforceability thereof. The Transferred Company is the exclusive owner of all right, title and interest in and to each item of Owned Intellectual Property, free and clear of all Liens (except Permitted Liens).

3.14.3    The operation of the Business has not, since February 28, 2019, infringed or misappropriated, and does not infringe or misappropriate the Intellectual Property of any other Person. Since February 28, 2019, neither Seller nor the Transferred Company nor any of their predecessors in interest has received notice from any Person claiming that the operation of the Business infringes or misappropriates the Intellectual Property of any Person. To Seller’s Knowledge, no Person is infringing or violating the Owned Intellectual Property in any material manner. No Proceedings are currently pending or threatened in writing that the Transferred Company is infringing or misappropriating the Intellectual Property of any third party with respect to the operation of the Business.

3.14.4    The Transferred Company has taken reasonable steps to secure their rights in and to protect the Owned Intellectual Property. Without limiting the foregoing, the Transferred Company has required each Employee to execute an agreement that (a) requires the Employee to maintain the confidentiality of all proprietary information received or developed in the course of the employment and (b) assigns to the Transferred Company (or any such predecessor) all rights in any Intellectual Property developed by the Employee in the course of the employment.

3.14.5    The Transferred Company has not granted to any Person any exclusive license or other exclusive rights to use any Owned Intellectual Property.

3.14.6    Since February 28, 2019, the Transferred Company has been and is in material compliance with the terms and conditions of all applicable licenses for Open Source Software used by the Transferred Company. There is no Open Source Software included in or distributed with any products of the Transferred Company or Business Software owned by the Transferred Company in a manner that conditions the license governing such Open Source Software on the Transferred Company’s (a) disclosing or distributing in source code form the Transferred Company's products or the Business Software owned by the Transferred Company, (b) licensing the Transferred Company's products or the Business Software owned by the Transferred Company for the purpose of making derivative works, or (c) redistributing the Transferred Company's products or the Business Software owned by the Transferred Company at no charge.

3.14.7    The Business IT and Business Software are adequate for the operation of the Business as presently conducted. Since February 28, 2019, the Business IT and Business Software have not materially malfunctioned or failed and to Seller’s Knowledge, do not contain any faults or contaminants, that (a) significantly disrupt or adversely affect the functionality or legitimate operation of any Business IT or Software or systems, or (b) enable or assist any Person to access without authorization any Business IT or Business Software. The Transferred Company has taken reasonable steps to (i) secure the Business IT and Business Software from unauthorized access or use by any Person, (ii) defend the Business IT against denial of service attacks, distributed denial of service attacks, hacking attempts, and like activities by any other Person, and (iii) ensure the continued, uninterrupted, and error-free operation of the Business IT and Business Software. To Seller’s Knowledge, since February 28, 2019, no Person has gained unauthorized access to any Business IT.

3.14.8    Since February 28, 2019, the use, collection, storage and dissemination of data in connection with the Business, has not violated, and do not violate, any Laws or any Person’s right of privacy or publicity in any material respect. Since February 28, 2019, the Transferred Company has taken reasonable measures to ensure that personal and user data gathered or accessed in connection with the operation of the Business is protected against loss and unauthorized access, use, modification, disclosure or other misuse, and, to Seller’s Knowledge, since February 28, 2019, there has been no unauthorized access to or other misuse of such data.

3.15    Employees and Labor Matters.

3.15.1    Section 3.15.1 of the Transferred Company Disclosure Schedule contains, as of the date of this Agreement, a true, accurate and complete list of the names, titles, base salary, date of hire, visa status, if applicable, and classification as exempt/non-exempt for all of the Transferred Company’s employees (the “Employees”).

3.15.2    There are no collective bargaining or other labor union agreements currently in existence or being negotiated by the Transferred Company to which the Transferred Company is or may become a party or bound or which otherwise cover the Employees. To Seller’s Knowledge, no labor organization has been certified or recognized as the representative of any of the Employees. As of the date of this Agreement, there is no work slowdown, lockout, picketing, work stoppage or strike pending or, to Seller’s Knowledge, threatened with respect to any Employees. There are no unfair labor practice charges or complaints pending or, to Seller’s Knowledge, threatened in writing by or on behalf of the Employees. Since February 28, 2019, the Transferred Company has not effectuated (a) a “plant closing” as defined in the WARN Act (or any similar state, local or foreign law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Business or (b) a “mass layoff” as defined in the WARN Act (or any similar state, local or foreign law) affecting any site of employment or facility of the Business.

3.16    Employee Benefits.

3.16.1    Benefit Plans. Section 3.16.1 of the Transferred Company Disclosure Schedule lists all Transferred Company Plans.

3.16.2    Transferred Company Plans. With respect to each Transferred Company Plan, true, complete, current and correct copies of the following have been made available to Buyers to the extent applicable: (a) all plan documents, including any amendments thereto; (b) the most recent determination or opinion letter provided by the Internal Revenue Service and any currently pending application to the Internal Revenue Service for a determination letter; (c) the most recent summary plan description or other written summary provided to participants thereof; (d) all trust agreements, insurance Contracts, and other documents relating to the funding or payment of benefits; and (e) all correspondence to or from any Governmental Authority with respect to any matter which remains unresolved as of the date of this Agreement. None of the Transferred Company Plans are maintained outside of the United States.

3.16.3    Plan Qualification; Plan Administration. Since February 28, 2019, each Transferred Company Plan has been administered in material compliance with its terms and applicable Laws. Each Transferred Company Plan intended to be qualified under Section 401(a) of the Code and each trust intended to be qualified under Section 501(a) of the Code has obtained a currently effective favorable determination notification, advisory and/or opinion letter, as applicable, as to its qualified status (or the qualified status of the master or prototype form on which it is established) from the Internal Revenue Service, and no amendment to such Transferred Company Plan has been adopted since the date of such letter covering such plan that would reasonably be expected to adversely affect such favorable determination.

3.16.4    Pension Plans. None of the Transferred Company Plans or any Employee Benefit Plans maintained, sponsored, contributed to or required to be contributed to by the Transferred Company or any of its ERISA Affiliates is (a) a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA or Section 414(f) of the Code, (b) subject to Title IV of ERISA or the minimum funding standards of Section 412 of the Code or Section 302 of ERISA or (c) a “multiple employer plan” within the meaning of Section 4064(a) of ERISA or Section 413(c) of the Code. No condition exists that presents a material risk to the Transferred Company of having any Liability under Title IV of ERISA or Section 412 or Section 430 of the Code (including, in each case, on account of having been an ERISA Affiliate of any Person). No “Prohibited Transaction,” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Transferred Company Plans.

3.16.5    Claims. Since February 28, 2019, no Proceeding (excluding claims for benefits incurred in the Ordinary Course) has been brought or is pending or, to Seller’s Knowledge, threatened against or with respect to any Transferred Company Plan or the assets or any fiduciary thereof (in that Person’s capacity as a fiduciary of such Transferred Company Plan).

3.16.6    No Conflict. The execution and delivery of this Agreement does not, and the consummation of the Transaction will not, either alone or in conjunction with any other event (other than any event that independently triggers the results in the following clauses (a) and (b) of this Section 3.16.6) (a) entitle any Employee to severance pay or (b) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Transferred Company Plan. There is no amount that could be received (whether in Cash or property or the vesting of property) under any employment, severance, termination, or other compensation agreement, arrangements, Contracts or any Employee Benefit Plan by any current or former officer, director or employee of the Transferred Company (including the Employees) who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1), that individually or collectively could give rise to the payment as a result of the Transaction of any amount that would not be deductible by the Transferred Company by reason of Section 280G of the Code.

3.16.7    COBRA. With respect to each group health plan benefiting any current or former employee of the Transferred Company that is subject to Section 4980B of the Code, since February 28, 2019, the Transferred Company and Seller have complied with the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA, with respect to current and former employees of the Transferred Company in all material respects.

3.16.8    Benefit Payments. Since February 28, 2019, all (a) insurance premiums required to be paid with respect to, (b) benefits, expenses, and other amounts due and payable under, and (c) contributions, transfers, or payments required to be made to, any Transferred Company Plan, and all amounts in respect of salaries and wages that are due and payable have been paid, made or accrued.

3.16.9    Insurance. With respect to any insurance policy providing funding for benefits under the Transferred Company Plan, there is no material Liability of the Transferred Company in the nature of a retroactive rate adjustment, loss sharing arrangement, or other actual or contingent Liability, nor would there be any such material Liability if such insurance policy was terminated on the date hereof.

3.16.10    Retiree Benefits. No Transferred Company Plan provides benefits, including death or medical benefits, beyond termination of service or retirement other than (a) coverage mandated by Law or (b) death or retirement benefits under the Transferred Company Plan that is intended to be qualified under Section 401(a) of the Code.

3.16.11    Non-Employees. No Transferred Company Plan provides benefits to any individual who is not a current or former employee of the Transferred Company, or the dependents or other beneficiaries of any such current or former employee.

3.16.12    Classification. Since February 28, 2019, all individuals who perform services for the Transferred Company have in all material respects been classified correctly, in accordance with the terms of each Transferred Company Plan, and ERISA, the Code, the Fair Labor Standards Act and all other applicable Laws, as employees, independent contractors or leased employees, and since January 1, 2016, neither Seller nor the Transferred Company has received written notice to the contrary from any Person or Governmental Authority.

3.17    Environmental Matters.

3.17.1    The Transferred Company and the Real Property is currently, and has at all times since February 28, 2019 been, in compliance in all material respects with, and the Transferred Company has no material Liability under, any applicable Environmental Law, and no material expenditures or material operational adjustments are reasonably expected to be required in order to comply with applicable Environmental Laws during the next three (3) years;

3.17.2    The Transferred Company has obtained all material Environmental Permits required for the conduct of the Business, and the ownership, operation and use of their property, under Environmental Law, all such Environmental Permits are valid and in good standing and no material expenditures or material operational adjustments are reasonably expected to be required in order to renew or modify such Environmental Permits during the next two (2) years;

3.17.3    There has been no Release or to Seller’s Knowledge threatened Release of Hazardous Material on, at, under or from the Real Property or any facility presently or formerly owned, leased or operated by the Transferred Company or their predecessors in interest that could be reasonably expected to result in a material Liability by the Transferred Company under applicable Environmental Law;

3.17.4    There is no Environmental Claim pending or threatened in writing against the Transferred Company, or relating to the Real Property or any real property currently or formerly owned, leased or operated by the Transferred Company or their predecessors in interest or relating to the Business or the operations of the Transferred Company, and there are no actions, activities, circumstances, conditions, events or incidents that, in each case, could reasonably be expected to form the basis of a material Environmental Claim;

3.17.5    To Seller’s Knowledge, no Person with an indemnity or contribution obligation to the Transferred Company relating to compliance with or Liability under Environmental Law is in default with respect to such obligation;

3.17.6    The Transferred Company is not obligated to perform any action resulting in a material Liability under Environmental Law pursuant to any Judgment, and the Transferred Company has not incurred or assumed any material Liability under any Contract or by operation of law or otherwise, including any material indemnity or contribution obligation to any Person, in each case relating to compliance under applicable Environmental Law;

3.17.7    No Real Property and, to Seller’s Knowledge, no facility formerly owned, operated or leased by the Transferred Company or any of its predecessors in interest or used in the operation of the Business is (a) listed or proposed for listing on the National Priorities List promulgated pursuant to CERCLA, (b) listed on the Comprehensive Environmental Response, Compensation and Liability Information System promulgated pursuant to CERCLA or (c) included on any similar list maintained by any Governmental Authority including any such list relating to petroleum;

3.17.8    To Seller’s Knowledge, no Lien has been recorded or threatened under any Environmental Law with respect to any Real Property or other assets of the Transferred Company or the Business;

3.17.9    Other than notifications in connection with the transfer of Environmental Permits in connection with the Transaction, to Seller’s Knowledge, the execution, delivery and performance of this Agreement and the consummation of the Transaction will not require any Consent, investigation, remediation or cleanup pursuant to any Governmental Real Property Disclosure Requirements or any other applicable Environmental Law;

3.17.10    The Transferred Company does not own or operate, and the Transferred Company has not owned or operated, any underground storage tanks and, to Seller’s Knowledge, no underground tanks are located in, at, on or under property now owned, leased or operated by the Transferred Company; and to Seller’s Knowledge, no demolition or renovation work has been conducted at the SDI Facility since February 28, 2019 that has involved the removal, handling and disposal of Hazardous Materials (including asbestos-containing material);

3.17.11    The Transferred Company is not now or in the past has not sold any product containing asbestos or that utilizes or incorporates asbestos-containing materials in any way in such products;

3.17.12    Seller has made available to Buyers accurate and complete copies of all environmental reports, studies, assessments, investigations and audits related to Environmental Laws, Environmental Permits or Environmental Claims in its possession or control in connection with the Transferred Company;

3.17.3    The representations and warranties in this Section 3.17 are the sole and exclusive representations and warranties pertaining or relating to any matters arising under any Environmental Laws.

3.18    Tax Matters.

3.18.1    Since February 28, 2019, all material Tax Returns (including for estimated Taxes) required to be filed with any Taxing Authority by or on behalf of Holdings and the Transferred Company (each a “Transferred Company Return” and collectively, the “Transferred Company Returns”) have been timely filed and such Transferred Company Returns are true, correct and complete in all material respects. Neither Holdings nor the Transferred Company is currently the beneficiary of any extension of time within which to file any Tax Return, other than extensions taken in the Ordinary Course.

3.18.2    Since February 28, 2019, Holdings and the Transferred Company have paid all material Taxes due and payable by Holdings and the Transferred Company, and any Tax that is not yet due and payable by Holdings or the Transferred Company for the periods covered thereby has been properly accrued for on the Financial Statements in accordance with the past custom and practice of each of Holdings and the Transferred Company in filing its Tax Returns. Since the date of the Latest Financial Statements, neither Holdings nor the Transferred Company has incurred any Liability for Taxes arising out of extraordinary gains or Losses outside the Ordinary Course.

3.18.3    Since February 28, 2019, Holdings and the Transferred Company have withheld or collected, paid over and reported all material Taxes required to be withheld or collected in connection with amounts paid or owing to any Employee, director, manager, independent contractor, creditor or stockholder by Holdings or the Transferred Company.

3.18.4    Since February 28, 2019, neither Holdings nor the Transferred Company has granted any extension or waiver of the limitation period applicable to the assessment or collection of any Tax, and no power of attorney with respect to any such Taxes has been executed or filed with any Taxing Authority that remains in force as of the Closing Date.

3.18.5    There are no Liens upon the assets of Holdings or the Transferred Company except Liens for Taxes not yet due and payable or for Taxes being contested in good faith.

3.18.6    The Transferred Company has not been a member of an affiliated group of corporations filing a consolidated return under Section 1502 of the Code.

3.18.7    Neither Holdings nor the Transferred Company is party to or bound by any Tax allocation or sharing agreement, does not have any Tax indemnity obligation in favor of any Person, or any other Liability for the Taxes of any Person, including pursuant to Treasury Regulation Section 1.1502-6 (or under any similar provision of state, local or foreign Law), or as a transferee or successor or pursuant to any contractual obligations (other than a contractual obligation entered into in the Ordinary Course the primary purpose of which is not the sharing of Taxes).

3.18.8    Since February 28, 2019, no Taxing Authority has asserted, in writing, an adjustment that would result in an additional Tax for which Holdings or the Transferred Company is or may be liable or that would reasonably be expected to result in a Lien on any assets of Holdings or the Transferred Company.

3.18.9    No Holdings or Transferred Company Return referred to in Section 3.18.1 (for a period with respect to which the statute of limitations period has not expired) has been the subject of a Proceeding by a Taxing Authority. There are no Proceedings in progress or pending or, to Seller’s Knowledge, threatened, related to Taxes of Holdings or the Transferred Company. Since February 28, 2019, no written claim has been made by any Taxing Authority in a jurisdiction where Holdings or the Transferred Company does not file a Transferred Company Return that Holdings or the Transferred Company is or may be subject to taxation by that jurisdiction.

3.18.10    Neither Holdings nor the Transferred Company has distributed stock of another Person, nor has it had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.

3.18.11    Neither Holdings nor the Transferred Company has participated in or been party to any “reportable transaction” within the meaning of Code section 6707A(c)(1) and Treasury Regulation section 1.6011-4(b), or under any similar provision of state, local or foreign Law.

3.18.12    Notwithstanding any other provision of this Agreement, Seller is not making and shall not be construed to have made any representation or warranty as to (a) the amount or availability of any net operating loss, tax credit, tax basis or other tax attribute of the Transferred Company or (b) any Tax position that the Transferred Company may take in or in respect of any Post-Closing Tax Period.

3.19    Customers and Suppliers.

3.19.1    Section 3.19.1 of the Transferred Company Disclosure Schedule sets forth a true, correct and complete list of the ten (10) most significant customers (by revenue) of the Transferred Company (the “Top Customers”) for the (12) twelve month period ended December 31, 2018 and the four month period ended April 30, 2019, and the amount for which each such Top Customer was invoiced by the Transferred Company, as applicable, during such periods. Since February 28, 2019, neither Seller nor the Transferred Company has received any written or, to Seller’s Knowledge, oral notice from any Top Customer to the effect that such Top Customer intends to terminate or materially reduce its business relationship with the Transferred Company and will stop purchasing products from the Transferred Company prior to the termination of any existing agreement with such Top Customer.

3.19.2    Section 3.19.2 of the Transferred Company Disclosure Schedule sets forth a true, correct and complete list of the ten (10) most significant suppliers (by purchases) of the Transferred Company (the “Top Suppliers”), for the (12) twelve month period ended December 31, 2018 and the four month period ended April 30, 2019, and the amount each such Top Supplier was invoiced by the Transferred Company during such periods (treating affiliated suppliers as a single supplier). Since February 28, 2019, neither Seller nor the Transferred Company has received any written or, to Seller’s Knowledge, oral notice from any Top Supplier to the effect that such Top Supplier intends to terminate or materially reduce its business relationship with the Transferred Company and will stop providing products or services to the Transferred Company prior to the termination of any existing agreement with such Top Supplier.

3.20    Related Party Transactions.

Except for Employee Benefit Plans, none of Seller, Holdings, or any officer or director of the Transferred Company, Holdings, or Seller and, to Seller’s Knowledge, no Affiliate of any such officer or director (each, a “Related Person”) is, directly or indirectly, a party to any Contract with the Transferred Company, nor does any Related Person have any outstanding loan or advance or ongoing capital contribution requirements from the Transferred Company. No Related Person owns, directly or indirectly, in whole or in part, or maintains any direct or indirect interest in, any tangible or intangible property used in the Business or by the Transferred Company.
3.21    AML Laws; Anti-Corruption Laws and Sanctions.

3.21.1    The Transferred Company has implemented and maintains in effect policies and procedures intended to ensure compliance by the Transferred Company and its directors, officers, employees, brokers and agents (in each such Person’s capacity as such) with Anti-Corruption Laws, applicable AML Laws and applicable Sanctions.

3.21.2    None of (a) the Transferred Company or any of its directors or officers, or, to Seller’s Knowledge, any of its Employees or Affiliates, (in each case in such Person’s capacity as such), or (b) to Seller’s Knowledge, any agent of the Transferred Company or other Affiliate (in each such Person’s capacity as such) is a Sanctioned Person. The Business and the Transferred Company are now, and have been since February 28, 2019, in compliance with AML Laws, Anti-Corruption Laws and Sanctions.

3.21.3    No transaction contemplated by this Agreement will cause a violation of AML Laws, Anti-Corruption Laws or applicable Sanctions by any Person participating in the transactions contemplated by this Agreement. Seller represents that, except as disclosed to Buyers prior to the date of this Agreement, neither it nor any of its Subsidiaries, nor its parent company, or, to Seller’s Knowledge, any other controlled or controlling Affiliate, has unlawfully engaged in or intends to unlawfully engage in any dealings or transactions with, or for the benefit of, any Sanctioned Person or with or in any Sanctioned Country.

3.22    Compliance with Export Control and Import Laws.

3.22.1    The Business and the Transferred Company are now, and have been since February 28, 2019, in compliance with the Arms Export Control Act, the International Emergency Economic Powers Act, the International Traffic in Arms Regulations, the Export Administration Regulations, the Laws and Judgments administered by the U.S. Department of Treasury’s Office of Foreign Assets Control, the Laws relating to anti-boycott requirements administered by the U.S. Department of Commerce and the U.S. Department of the Treasury, the Tariff Act of 1930 and other Laws and programs administered by U.S. Customs and Border Protection, U.S. Immigration and Customs Enforcement, and their predecessor agencies, the Foreign Trade Regulations, and any other Laws and Judgments governing the export or import of items, materials, technology, or data (collectively, the “Export Control and Import Laws”). Without limiting the foregoing: (a) the Transferred Company has obtained, in a timely manner, all export licenses and other Consents and orders from, and has made and filed all necessary notices, registrations, declarations and filings with, any Governmental Authority and have met the requirements of any license exceptions or exemptions, as required in connection with the export and re-export of products and services, and releases of technology and technical data to foreign persons located in the United States and abroad (“Export Approvals”); (b) the Transferred Company is in compliance with the terms of all applicable Export Approvals; (c) there are no pending or threatened Proceedings involving the Transferred Company with respect to Export Approvals or Export Control and Import Laws; and (d) there are no conditions or circumstances pertaining to the export and related transactions of the Transferred Company that may give rise to any future Proceedings against Seller or the Transferred Company with respect to Export Approvals or Export Control and Import Laws.

3.22.2    The Transferred Company has, not since February 28, 2019, made or provided any material false statement or omission to any Governmental Authority or to any purchaser of products in connection with the importation of items, the valuation or classification of imported items, the duty treatment of imported items, the eligibility of imported items for favorable duty rates or other special treatment, country-of-origin marking, NAFTA Certificates, marking and labeling requirements, other statements or certificates concerning origin, quota or visa rights, export licenses or other export authorizations, U.S.-content requirements, licenses or other approvals required by a foreign Governmental Authority.

3.22.3    Since February 28, 2019, none of the products or materials imported by, for or on behalf of the Transferred Company is subject to or otherwise covered by an antidumping duty order or countervailing duty order that remains in effect or is subject to or otherwise covered by any pending antidumping or countervailing duty investigation by a Governmental Authority.

3.23    Inventory.

The inventories reflected on the balance sheet included in the Latest Financial Statements are properly recorded and reserved for thereon in accordance with the Accounting Principles. All of the inventories recorded on the balance sheet included in the Latest Financial Statements consist in all material respects of, and all inventories on the Closing Date consist in all material respects of, items of a quality usable or saleable in the Ordinary Course, except for obsolete, damaged or defective inventory that has been written off or written down to fair market value on the Latest Financial Statements or for which adequate reserves have been established on the Latest Financial Statements in accordance with the Accounting Principles. Since February 28, 2019, the Transferred Company has not received written notice requesting a recall of any item of inventory.
3.24    Warranties.

(a) There exists no pending or, to Seller’s Knowledge, threatened Proceeding against the Transferred Company relating to any product alleged to have been manufactured, distributed or sold or any service provided by the Transferred Company or the Business, and alleged to have been defective or improperly designed or manufactured or provided or in breach of any express or implied product warranty; and (b) to Seller’s Knowledge, there exists no threatened material warranty claims relating to the Business.
3.25    Bank Accounts.

Section 3.25 of the Transferred Company Disclosure Schedule lists all of the bank accounts or safe deposit boxes of the Transferred Company, together with the account number and box number (designating each authorized signatory and the level of each signatory’s authorization).
3.26    Brokers.

There are no claims by any Person against the Transferred Company relating to the payment of a finder’s fee, expense reimbursement, brokerage commission or similar payment in connection with the Transaction.
3.27    Silver Purchase Agreement.
Since February 28, 2019, Holdings has not breached any of its obligations or covenants under the Silver Purchase Agreement.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYERS

Buyers hereby represent and warrant to Seller as set forth below as of the date hereof:
4.1    Organization and Good Standing.

Parent and Parent Sub are duly organized, validly existing and (in jurisdictions in which such concept is applicable) in good standing under the Laws of their jurisdictions of formation and have all necessary corporate power to carry on its business as presently conducted, and to own and lease the assets and properties which it owns and leases. Parent and Parent Sub are duly qualified to do business as foreign entities and (in jurisdictions in which such concept is applicable) are in good standing in each jurisdiction where such qualification is necessary, except where the failure to be so qualified would not reasonably be expected to have a material adverse effect on Parent.
4.2    Power and Authorization; Enforceability.

4.2.1    Each of Parent and Parent Sub have all requisite corporate power and authority to execute and deliver the Buyer Transaction Documents, to perform their obligations hereunder and thereunder, and to consummate the Transaction. All necessary corporate action has been taken by Parent and Parent Sub to authorize the execution, delivery and performance by Parent and Parent Sub of this Agreement and each other Buyer Transaction Document, and no further corporate action on the part of each of Parent and Parent Sub is necessary to authorize such execution, delivery and performance. Parent and Parent Sub have duly executed and delivered this Agreement and each other Buyer Transaction Document.

4.2.2    Assuming that this Agreement and each of the other Buyer Transaction Documents are valid and binding obligations of each of the other parties hereto and thereto, this Agreement is, and each other Buyer Transaction Document, when duly executed and delivered, will be, the legal, valid and binding obligation of Parent and Parent Sub, enforceable against Parent and Parent Sub, in accordance with its respective terms, except as the enforceability thereof may be limited by the Remedies Exception.

4.3    No Violation or Conflict.

4.3.1    Neither the execution, delivery and performance by Parent and Parent Sub of this Agreement and the other Buyer Transaction Documents nor the consummation by Parent and Parent Sub of the Transaction (with or without the passage of time or the giving of notice, or both) will:

(a)    require any Governmental Authorization;

(b)    violate or conflict with any Judgments or Laws, in each case, binding upon or applicable to Parent and Parent Sub or by which their properties or assets are bound, other than any such violations or conflicts that, taken as a whole would not have a material adverse effect on the ability of Parent and Parent Sub to consummate the Transaction;

(c)    conflict with, result in a violation or breach of, constitute a default under, result in the termination or material modification of, accelerate the performance required by, create additional rights to compensation or require any consent (that has not been obtained) by any Person under, any material Contract binding up on each of Parent or Parent Sub or any of its assets or properties are bound;

(d)    conflict with or result in a breach of the Organizational Documents of Parent and Parent Sub;

(e)    result in the creation or imposition of any Lien upon any of the assets of Parent and Parent Sub, other than Permitted Liens; or

(f)    cause a loss or adverse modification of any material Governmental Authorization used or held by Parent or any of its Affiliates;

except in each case, where the failure of any of the above to be true would not reasonably be expected to have a material adverse effect on the ability of Parent and Parent Sub to consummate the Transaction.
4.3.2    The execution and delivery of this Agreement and the other Buyer Transaction Documents by the Parent and Parent Sub and the consummation of the Transaction do not require any material Consent of or notice to any Governmental Authority, including (i) the Committee on Foreign Investment in the United States; (ii) the Directorate of Defense Trade Controls under Section 122.4(b) of the International Traffic in Arms Regulations; or (iii) the Defense Security Service of the Department of Defense under Section 2-302(b) of the NISPOM.

4.4    Compliance with Laws.

Parent and Parent Sub are currently in material compliance with all Laws and Governmental Authorizations, except where the failure to comply would not have a material adverse effect on Parent and Parent Sub.
4.5    Litigation.

As of the date of this Agreement, there are no Proceedings pending or, to Buyer’s Knowledge, threatened in writing which involve Parent, or any of its businesses or assets, at Law or in equity, or before or by any Governmental Authority, nor is there any unsatisfied Judgment against or affecting Parent, or its business or assets that could reasonably be expected to have a material adverse effect on Parent. There is no Proceeding pending, or to Buyer’s Knowledge, threatened in writing against Parent that would adversely affect the ability of Parent or Parent Sub to consummate the Transaction.
4.6    Brokers.

No investment banker, broker, finder or other intermediary has been retained by, is authorized to act on behalf of or is entitled to any fee or commission in connection with the Transaction from Parent and Parent Sub or any of their Affiliates.

4.7    Investment.

Each of Parent and Parent Sub is acquiring the Transferred Interests for its own account, for investment only, and not with a view to any resale or public distribution thereof. Each of Parent and Parent Sub has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Transferred Interests and is capable of bearing the economic risks of such investment. Each of Parent and Parent Sub will not offer to sell or otherwise dispose of such equity interests in violation of any Laws applicable to any such offer, sale or other disposition. Each of Parent and Parent Sub acknowledge that (a) such equity interests have not been registered under the Securities Act of 1933, as amended, or any state securities laws, (b) there is no public market for such equity interests and there can be no assurance that a public market will develop and (c) it must bear the economic risk of its investment in such equity interests for an indefinite period of time. Each of Parent and Parent Sub is not acting as agent or representative of another party, and has no current plan or intention to resell the Transferred Company or its assets or business to another Person. Parent is an “Accredited Investor” within the meaning of the Securities and Exchange Commission Rule 501 of Regulation D of the Securities Act of 1933, as presently in effect. Each of Parent and Parent Sub is not acting as agent or representative of another party, and has no current plan or intention to resell any of the Transferred Interests or the assets or Business of the Transferred Company to another Person.
4.8    Tax and Legal Matters.

Parent and Parent Sub have reviewed with Parent’s and Parent Sub’s own tax advisors and legal counsel the tax and other consequences of the Transactions and the legal effects thereof before Parent and Parent Sub’s execution and delivery of this Agreement and each other Buyer Transaction Document. Parent and Parent Sub have relied solely on their own advisors and not on any statements or representations by Seller, the Transferred Company, or any of their respective Representatives, except for the representations and warranties of Seller in Article 2 and Article 3. Each of Parent and Parent Sub understand that it (and not Seller or its Representatives) will be responsible for any of Parent and Parent Sub’s legal and Tax Liabilities that may arise as a result of the Transactions. Each of Parent and Parent agree that it has been advised to consult with its own tax and legal counsel in connection with the foregoing.
4.9    Ownership.

Parent is the holder of 100% of the equity interests in Parent Sub.
4.10    Available Funds.

The obligations of each of Parent and Parent Sub under this Agreement are not contingent on the availability of financing. Parent has cash, available credit facilities or other sources of immediately available funds in an aggregate amount sufficient to consummate the Transaction and will have such immediately available cash, available credit facilities or other immediately available funds at the time of the Closing.
4.11    Solvency.

Immediately after giving effect to the Transaction, Parent will be Solvent (as defined below). No transfer of property is being made, and no obligation is being incurred, in connection with the Transaction with the intent to hinder, delay or defraud either present or future creditors of Buyer. For purposes of this Section 4.11, “Solvent” means that, as of any date of determination, (a) the Present Fair Salable Value (as defined below) of the assets of Parent will, as of such date, exceed all of its liabilities, contingent or otherwise, as of such date, (b) Parent will not have, or have access to, as of such date, an unreasonably small amount of capital for the business in which it is engaged or will be engaged and (c) Parent is able to pay its liabilities as they become absolute and mature, in the Ordinary Course, taking into account the timing of and amounts of Cash to be received by it and the timing of and amounts of Cash to be payable on or in respect of its indebtedness, in each case after giving effect to the Transaction. The term “Solvency” will have a correlative meaning. “Present Fair Salable Value” means the amount that may be realized if the aggregate assets (including goodwill) of Parent are sold as an entirety with reasonable promptness in an arm’s-length transaction under then-present conditions for the sale of comparable business enterprises.
4.12    Common Stock.

The Common Stock to be delivered pursuant to this Agreement will, when issued, be duly authorized, validly issued, fully paid and non-assessable.

4.13    Exchange Act Filings.

Since January 1, 2018, Parent has filed all documents (“SEC Documents”) required to be filed by it with the Securities and Exchange Commission (“SEC”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act, and none of the SEC Documents contained any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading except to the extent corrected by a subsequently filed SEC Document. The financial statements of Parent included in the SEC Documents complied in all material respects with the then applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the financial position of Parent as at the dates thereof and the results of its operations and changes in financial position for the periods then ended (subject, in the case of unaudited statements, to normally, recurring year-end audit adjustments). Since December 31, 2018, there has been no material adverse change in the financial condition, results of operations, assets or business of Parent taken as a whole.
ARTICLE 5
CERTAIN COVENANTS OF THE PARTIES

5.1    Access to Information.

5.1.1    From and after the Closing, the Seller and Buyers will promptly afford the other Party and its Affiliates and their respective Representatives reasonable access to their respective properties, information, data, books, records, employees and auditors to the extent relating to the Transferred Company to the extent necessary or useful for the Party requesting such access in connection with any Proceeding (other than any Proceeding in connection with this Agreement, the other Transaction Documents or the Transaction). In addition, from and after the Closing Date, Buyers will, and will cause its Affiliates to, upon reasonable notice by Seller or its Affiliates to Buyers, (a) provide to Seller and its Affiliates and their respective Representatives reasonable access to their properties, information, data, books, records, employees and auditors to the extent relating to the Transferred Company with respect to any matter occurring prior to the Closing, (b) permit Seller and its Affiliates and their respective Representatives to make such copies and inspections of any such information, data, books and records as any of them may reasonably request, (c) make available to Seller and its Affiliates and their respective Representatives, the officers, employees and other Representatives of the Transferred Company and to provide reasonable assistance and co-operation in the review of information described in this Section 5.1.1, and (d) cooperate with Seller and its Affiliates and their respective Representatives, including by furnishing such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals and make available its respective employees as witnesses, to the extent reasonably necessary or appropriate in connection with any Proceeding arising out the Business, in each case other than with respect to any Proceeding involving disputes between Buyers, on the one hand, and Seller, on the other hand.

5.1.2    Anything to the contrary in Section 5.1.1 notwithstanding, (a) access rights pursuant to Section 5.1.1 will be exercised in such manner as not to interfere unreasonably with the conduct of the Business or any other business of the Party granting such access, (b) the Party granting access may withhold any document (or portions thereof) or information (i) that is subject to the terms of a non-disclosure agreement with a third party (provided that the withholding Party will use its commercially reasonable efforts to obtain the required Consent of such third party to such access), (ii) that may constitute privileged attorney-client communications or attorney work product and the transfer of which, or the provision of access to which, as reasonably determined in writing by such Party’s counsel, constitutes a waiver of any such privilege (provided that the withholding Party will use its commercially reasonable efforts to allow for such access (or as much of it as is possible) in a manner that does not result in a loss of attorney-client privilege) or (iii) if the provision of access to such document (or portion thereof) or information, as reasonably determined in writing by such Party’s counsel, would reasonably be expected to conflict with applicable Laws or agreements with Governmental Authorities, (c) neither Seller nor any of its Affiliates or their respective Representatives will have any obligation to provide Buyers, its Affiliates or their respective Representatives access to any personnel records of Seller or the Transferred Company relating to individual performance or evaluation records, medical histories, or other information in personnel records to the extent that providing such access would constitute a breach of Law by any of Seller or the Transferred Company, and (d) the Party requesting access pursuant to Section 5.1.1 will reimburse the other Party promptly for all reasonable and documented out-of-pocket costs and expenses incurred by the other Party in connection with any such request made after the Closing.

5.2    Confidentiality; Books and Records.

5.2.1    From and after the Closing Date, (a) Seller and Buyers will, and will cause their respective Affiliates and Representatives to, maintain in confidence this Agreement and the other Transaction Documents and any written, oral or other information related to the negotiation hereof and thereof, (b) Seller will, and will cause its Affiliates and Representatives to, maintain in confidence any written, oral or other information relating to the Transferred Company obtained by virtue of Seller’s ownership of the Transferred Company prior to the Closing and (c) Buyers will, and will cause its Affiliates and Representatives to, maintain in confidence any written, oral or other information of or relating to Seller or its Affiliates obtained by virtue of Buyers’ or Seller’s ownership, management or provision of services to the Transferred Company from and after the Closing, except, in each case, to the extent that the applicable Party is required to disclose such information by judicial or administrative process or pursuant to applicable Law or such information can be shown to have been in the public domain through no fault of the applicable Party.

5.2.2    Subject to Section 5.2.1, Seller, its Affiliates and their respective Representatives will have the right to retain copies of all books, data, files, information and records in any media (including, for the avoidance of doubt, Tax Returns and other information and documents relating to Tax matters) of the Transferred Company relating to the Pre-Closing Tax Period and the Pre-Closing Straddle Period (as defined below) (a) relating to information (including employment and medical records) regarding the Employees (as defined below), (b) as may be required by any Governmental Authority, including pursuant to any applicable Law or regulatory request or (c) as may be necessary for Seller or its Affiliates to perform their respective obligations pursuant to this Agreement or any other Transaction Document, in each case subject to compliance with all applicable privacy Laws. Buyers agrees that, with respect to all original books, data, files, information and records of the Transferred Company existing as of the Closing Date, they will (x) comply in all material respects with all applicable Laws relating to the preservation and retention of records, (y) apply preservation and retention policies that are no less stringent in the aggregate than those generally applied by Buyers to their own books and records and (z) for at least ten (10) years after the Closing Date, preserve and retain all such original books, data, files, information and records.

5.3    Third Party Consents.

With respect to any Material Contract for which any Consent is required in connection with the Transaction but has not been obtained prior to the Closing, at Buyers’ written request, until the six (6) month anniversary of the Closing, Seller will use commercially reasonable efforts to obtain any such Consent after the Closing until either such Consent has been obtained or Seller determines, in good faith, that such Consent cannot reasonably be obtained. Anything to the contrary in this Agreement notwithstanding, Buyers agree that (a) nothing herein will obligate or be construed to obligate Seller or any of its Affiliates to make, or cause to be made, any payment to any third party in order to obtain the Consent of such third party under any Material Contract and (b) neither Seller nor any of its Affiliates will have any liability whatsoever to Buyers arising out of or relating to the failure to obtain such Consent and no representation, warranty or covenant herein will be breached or deemed breached.
5.4    Public Announcements.

Seller and its Affiliates (including the Transferred Company), on the one hand, and Buyers and their Affiliates, on the other hand, agree that no public release or announcement concerning the Transaction will be issued following the Closing Date by any Party without the prior written consent of Buyers and Seller (which consent will not be unreasonably withheld, conditioned or delayed), except (a) an announcement by Seller and the Transferred Company to each of their employees, suppliers or customers regarding the execution of this Agreement and (b) as required by applicable Laws (including securities laws) or rules or regulations of any United States or foreign securities exchange, in which case the Party required to make the release or announcement will allow such other Party reasonable time to comment on such release or announcement in advance of such issuance. Seller acknowledges and agrees that Parent is entitled to (without further consent of Seller or the Transferred Company) and intends to disclose publicly this Agreement, the terms set forth in this Agreement and the Transaction Documents, and any required financial statements of the Transferred Company, by filing the Agreement and, if applicable, the Transaction Documents and other information, such as required financial statements, on a Current Report on Form 8-K (and any amendments thereto) with the Securities and Exchange Commission within four Business Days of the date of this Agreement.

5.5    Restrictive Covenants.

The Parties agree that Buyers are relying on the covenants and agreements set forth in this Section 5.5, that without such covenants Buyers would not enter into this Agreement or consummate the Transaction and that the Consideration is sufficient consideration to make the covenants and agreements set forth herein enforceable.
5.5.1    Non-Solicitation by Seller. During the two (2) year period following the Closing, neither Seller nor its Affiliates will directly or indirectly (a) hire, recruit or solicit any officers, directors or senior executives of the Transferred Company to become employed or engaged by any other Person or to terminate any such Person’s employment or consulting relationship with Buyers or, after the Closing, the Transferred Company; or (b) solicit, induce, encourage, facilitate, divert or appropriate any current or prospective customer, supplier, distributor of or other Person engaged in a relationship with the Transferred Company to compete with the Transferred Company in any Prohibited Activities or to terminate or alter its relationship with the Transferred Company or take away or reduce any business, patronage or orders from the Transferred Company; provided, however, that the foregoing will not prohibit (a) any general advertisements or solicitations of employment by Seller or its Affiliates and the hiring of any Person as a result of such general advertisement or solicitation or (b) Seller or any of its respective Affiliates from hiring any employee whose employment has been terminated with Buyers or any Affiliate of Buyers.

5.5.2    Non-Solicitation by Buyers. During the two (2) year period following the Closing, Buyers will not, directly or indirectly, and will cause the Transferred Company not to, hire, recruit or solicit any officers, directors or senior executives of Seller or any of its respective Affiliates to become employed or engaged by any other Person or to terminate any such Person’s employment or consulting relationship with Seller or such Affiliates, as applicable; provided, however, that the foregoing will not prohibit (a) any general advertisements or solicitations of employment by Buyers or their Affiliates and the hiring of any Person as a result of such general advertisement or solicitation or (b) Buyers or any of their respective Affiliates from hiring any employee whose employment has been terminated with Seller or any Affiliate of Seller.

5.5.3    Blue-Pencil. If any court of competent jurisdiction will, at any time, deem the term of any particular restrictive covenant contained in this Section 5.5 too lengthy or the scope too broad, the other provisions of this Section 5.5 will nevertheless stand, and the covenant, as determined by a court of competent jurisdiction, will be deemed reformed such that the term will be deemed to be the longest period permissible by Law under the circumstances, the geographic area covered will be deemed to comprise the largest territory permissible by Law under the circumstances and the scope will be as broad as permissible by Law under the circumstances. The court of competent jurisdiction in each case will reduce the term, geographic area and or scope covered to permissible duration, size or breadth.

5.5.4    Remedies. Seller represents that it is familiar with the covenants not to compete and not to solicit contained herein and is fully aware of its obligations hereunder. Seller further agrees that the length of time, scope and geographic coverage is reasonable given the benefits it has received hereunder. Seller further acknowledges and agrees that the covenants set forth in this Section 5.5 are necessary for the protection of Buyers’ business interests, including the goodwill and Confidential Information being transferred by reason of the Transaction, that irreparable injury will result to Buyers if Seller breaches any of the terms of this Section 5.5, and that in the event of an actual or threatened breach by Seller of any of the provisions contained in this Section 5.5, Buyers will have no adequate remedy at Law. Seller accordingly agrees that in the event of any actual or threatened breach by it of any of the provisions contained in this Section 5.5, Buyers will be entitled to seek injunctive and other equitable relief. Nothing contained herein will be construed as prohibiting Buyers from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages that it is able to prove. Seller will be liable for any breach by its respective Affiliates of this Section 5.5.

5.6    Tax Matters.

5.6.1    Tax Returns.

(a)    Seller will be responsible for preparing any Tax Returns with respect to the Transferred Company for any Pre-Closing Tax Period other than a Straddle Period that is required to be filed after the Closing Date and will prepare such Tax Returns in accordance with past practices of the Transferred Company. No later than thirty (30) days prior to the due date for filing such Tax Returns, taking into account any extensions of such filing date, Seller will make such Tax Returns available for review by Buyers. Seller shall pay all associated Tax Liabilities with respect to the Tax Returns related to the Pre-Closing Tax Period and Pre-Closing Straddle Period (as defined below) as soon as practicable following the filing of such Tax Returns. Parent will file a consolidated federal income Tax Return with the Transferred Company for the period beginning the day following the Closing Date.

(b)    Buyers will be responsible for preparing any Transferred Company Returns with respect to the Transferred Company for any Straddle Period or periods beginning after the Closing Date, and will prepare such Transferred Company Returns for any Straddle Period in accordance with past practices of Seller or the Transferred Company. No later than 30 days prior to the due date for filing such Transferred Company Returns for any Straddle Period, taking into account any extensions of such filing date, Buyers will make such Transferred Company Returns available for review and approval by Seller and will modify such Transferred Company Returns, as reasonably requested by Seller, before filing to the extent Seller could be liable for any Taxes on such Transferred Company Return or could be entitled to any refund of Taxes.

(c)    After the Closing Date, without the prior written consent of Seller, neither the Transferred Company nor Buyers will amend any Transferred Company Return of the Transferred Company relating to a Pre-Closing Tax Period.

5.6.2    Tax Refunds.

Any refund of Taxes received by the Transferred Company relating to a Pre-Closing Tax Period (or any election to apply the right to such a refund as a payment of, or a credit against, future Taxes) (a “Pre-Closing Tax Refund”), will be credited to Seller. Buyers will promptly pay, or cause to be paid, the amount of any such Pre-Closing Tax Refund, including the amount of interest actually received thereon, to Seller upon receipt (or use) of such Pre-Closing Tax Refund by the Transferred Company or any of their Affiliates (it being understood that in the case of an election to use any such refund as a payment of, or a credit against, future Taxes, such refund will be considered to be used at the time such election is made).
5.6.3    Books and Records; Cooperation. Buyers and Seller will, and will cause their respective Representatives to, (a) provide the other Party and its Representatives with such assistance as may be reasonably requested in connection with the preparation of any Return or any audit or other examination by any Taxing Authority or Proceeding relating to Taxes with respect to the Transferred Company and (b) retain (until the expiration of the statute of limitations of the taxable periods to which the Returns relate), and provide the other Party and its Representatives with reasonable access to, all records or information that may be relevant to such Return (including analysis regarding any Tax refunds or Tax benefits), audit, examination or proceeding, provided, that the foregoing will be done at the expense of the Party making such request and in a manner so as not to interfere unreasonably with the conduct of the business of the Parties.

5.6.4    Straddle Period. For purposes of this Section 5.6, the portion of Tax with respect to the income, property or operations of the Transferred Company that is attributable to any Tax period that begins on or before the Closing Date and ends after the Closing Date (a “Straddle Period”) will be apportioned between the portion of the Straddle Period that extends before the Closing Date through the Closing Date (the “Pre-Closing Straddle Period”) and the portion of the Straddle Period that extends from the day after the Closing Date to the end of the Straddle Period (the “Post-Closing Straddle Period”) in accordance with this Section 5.6.4. The portion of such Tax attributable to the Pre-Closing Straddle Period will (a) in the case of any Taxes other than sales or use taxes, value-added taxes, employment taxes, withholding taxes, and any Tax based on or measured by income, receipts or profits earned during a Straddle Period, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Straddle Period and denominator of which is the number of days in the Straddle Period, (b) in the case of any sales or use taxes, value-added taxes, employment taxes, withholding taxes, and any Tax based on or measured by income, receipts or profits earned during a Straddle Period, be deemed equal to the amount that would be payable if the Straddle Period ended on and included the Closing Date, and (c) be borne and paid by Seller (to the extent not included in the Final Closing Working Capital). The portion of Tax attributable to a Post-Closing Straddle Period will be calculated in a corresponding manner.

5.6.5    Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) imposed in connection with the Transaction (“Transfer Taxes”) will be borne and paid by Buyers.

5.6.6    Tax Positions and Elections. Buyers, the Transferred Company and their Affiliates will not, with respect to any Pre-Closing Tax Period, (a) file any amended Return with respect to the Transferred Company or (b) take or advocate any position with respect to Taxes of the Transferred Company that reasonably could be expected to adversely affect Seller or that would have the effect of shifting income to a Pre-Closing Tax Period, unless, in each case, Seller will have consented in writing to such action. Buyers, the Transferred Company and their Affiliates will not file any elections under Section 338 of the Code with respect to the acquisition of the Transferred Company.

5.7    Employee Matters.

5.7.1    COBRA. Buyers or their Affiliates will bear and be responsible for all liabilities and obligations to provide any Employees who terminate employment after the Closing Date with COBRA continuation coverage in accordance with the requirements of Section 4980B of the Code and any applicable state Law.

5.7.2    Miscellaneous. Nothing contained in this Agreement, whether express or implied, will (a) be treated as an amendment of any Transferred Company Plan or other Employee Benefit Plan maintained by Seller, Buyers or any of their respective Affiliates, or will be construed to prohibit Seller, Buyers or any of their respective Affiliates from amending or terminating any such Employee Benefit Plan, (b) limit the right of Seller, Buyers or any of their respective Affiliates to terminate the employment of any Person, (c) provide any Person with any right to continued employment or (d) create any third party beneficiary rights in any Person who is not a party to this Agreement.

5.8    Further Actions.

From and after the Closing, each Party agrees to, from time to time, execute and deliver such other documents, certificates, agreements, and other writings as any other Party reasonably requests, and to take such other actions, as may be reasonably necessary, proper, or advisable in order to consummate or implement expeditiously the Transaction. Notwithstanding the foregoing in this Section 5.8, none of Seller, Buyers or any of their respective Affiliates will be obligated to make any payments, or otherwise pay any consideration, to any third party to obtain any applicable consent, waiver or approval.
5.9    SDI Facility.

5.9.1    Except in the case of a Change in Control, if Buyers or any of their Affiliates sells the SDI Facility to a non-Affiliate Person during the Restricted Period (“SDI Facility Sale”), Buyers shall pay, or cause to be paid, to Seller (or as directed by Seller) an amount in cash equal to 75% of the gross proceeds of the SDI Facility Sale (“Sale Proceeds”) that exceed $13.4 million. If the SDI Facility Sale is structured in a way that all or any part of the Sale Proceeds include a non-cash component, Buyers and Seller shall work together in good faith to mutually agree upon the value of such non-cash component of the Sale Proceeds prior to the closing of the SDI Facility Sale; provided, however, that (i) if, Buyers and Seller have not mutually agreed upon the value of such non-cash component of the Sale Proceeds prior to the closing of the SDI Facility Sale, then the value thereof will be determined based on the average of three independent appraisals (one appraiser selected by Seller, one selected by Buyers and one selected by the agreement of the two selected appraisers) and (ii) such determination of the value of the non-cash compensation shall not prevent the closing of the SDI Facility Sale. Buyers and Seller shall bear the costs and expenses related to their respective appraisers and shall split equally the cost of the third appraiser. Any amounts payable to Seller under this Section 5.9.1 will be paid within five (5) Business Days following final determination thereof by wire transfer of immediately available funds in accordance with Seller’s instructions. As soon as practicable following the Closing, the Buyers shall record against the SDI Facility a memorandum summarizing the terms of this Section 5.9.1.

5.9.2    During the Restricted Period, if (i) the Buyers leases the SDI Facility, Buyers shall pay to Seller (50%) fifty percent of all rental proceeds resulting therefrom or (ii) if the SDI Facility becomes vacant, the Buyers shall pay the Seller (25%) twenty five percent of the “fair market rent”, as determined based on the average of three independent appraisals (one appraiser selected by Seller, one selected by Buyers and one selected by the agreement of the two selected appraisers), for the SDI Facility. Any amounts payable to Seller under Section 5.9.2(i) will be paid within five (5) Business Days following receipt of any rental income and any amounts payable to Seller under Section 5.9.2(ii) will be paid within five (5) business days of the end of each month in which SDI Facility remains vacant, in each case by wire transfer of immediately available funds in accordance with Seller’s instructions. If the SDI Facility is leased by Buyers (or any of their respective Affiliates) or becomes vacant during the Restricted Period, the Restricted Period shall then be extended for a period of time equal to the amount of time that the SDI Facility is leased by the Buyers (or any of their respective Affiliates) or remains vacant; provided, however, that the Restricted Period shall not be extended in such manner beyond the date that is 99 years from the Closing.

5.10    Lockup.

In connection with the issuance of the Stock Consideration, Seller agrees to sign and deliver to Buyers the Lock-Up Agreement, the exact form of which is set forth on Exhibit E.

5.11    No Recourse; Setoff.

5.11.1    No Recourse.

(a)    The representations and warranties of Seller in Article 2 and Article 3 of this Agreement and in any other Transaction Document (collectively, the “R&W”) will not survive the Closing and will expire, and (i) Seller will not have any indemnification obligations to Buyers or Liability to Buyers under a breach of contract or any other cause of action with respect to the R&W and (ii) all remedies exercisable by Buyers with respect to the R&W will terminate at the Closing; provided, however, that Buyers may seek to hold Seller liable for breach of contract based on a claim brought within one (1) year after the Closing for a breach of the representations and warranties contained in Sections 2.4 (Capitalization; Ownership) and 3.4 (Capitalization; Ownership) of this Agreement (the “Fundamental R&W”). Notwithstanding anything in this Agreement to the contrary, Buyers shall not be precluded from asserting a fraud claim with respect to any R&W.

(b)    If a decision or an order of a court holds Seller liable for breach of contract based on (i) a claim for a breach of the Fundamental R&W, the Liability of Seller will be limited to direct damages, and, in any event, the aggregate Liability of Seller will not exceed the Consideration with the Stock Consideration being valued at the lower of (i) $3,000,000 or (ii) product of (A) the volume weighted average sales price of the Common Stock for the 10 trading days on the Nasdaq Global Market immediately preceding the date of such claim and (B) the number of shares of Common Stock underlying the Stock Consideration) (the “Cap”); provided, however, that if the aggregate amount of direct damages exceed the Cash Consideration, Buyer’s only recourse with respect to such excess will be the cancelation of the portion of the Common Stock held by Seller to satisfy such excess; (ii) a claim for a breach of the R&W (other than the Fundamental R&W), Seller will not have any Liability with respect to such claim; and (iii) a claim for a breach of any other provision of this Agreement or any Transaction Document, other than the R&W, Seller’s liability under this Agreement will be limited to direct damages, and, in any event, the aggregate Liability of Seller under this Agreement for such a breach will not exceed ten percent (10%) of the Cap.

5.11.2    Except as set forth in Section 3.9 or Section 3.17, the Real Property is “as-is, where is, with all known or unknown faults” and there are no express warranties with respect to the Real Property given and no warranties with respect to the Real Property will be implied, including but not limited to warranty of merchantability or warranty of fitness for a particular purpose, Seller is not making any covenant, representation or warranty as to the suitability of the Real Property or as to the physical condition thereof for any purpose whatsoever. Buyers waives any and all objections to or claims with respect to any and all physical characteristics and all past or existing physical conditions of the Real Property.

ARTICLE 6
DELIVERIES AT CLOSING

6.1    Seller’s Deliveries

Seller will deliver, or cause to be delivered, the following to Buyers at the Closing:
6.1.1    Company Resignations. Resignations of each director and executive officer of Holdings and the Transferred Company, which will be effective upon the Closing, except for such Persons as have been designated in writing prior to the Closing by Buyers to Seller.

6.1.2    Officer Certificate. A certificate, dated the Closing Date, signed by an officer of Seller, attesting to the completion of all necessary corporate action by Seller to execute and deliver the Seller Transaction Documents and to consummate the Transaction, and including copies of Seller’s Organizational Documents and all corporate resolutions required in connection with any Seller Transaction Document.

6.1.3    Tax Certificates. A statement from Seller certifying that the Transferred Interests are not “United States real property interests” within the meaning of the Section 897 of the Code, issued pursuant to, and prepared in accordance with, Treasury Regulation Sections 1.1445-2(c)(3) and 1.897-2(h) and (b) a properly completed and duly executed applicable IRS Form W-9 (and any required attachments thereto) from Seller.

6.1.4    Stock Certificates. The certificated instruments representing all Transferred Interests with duly executed stock powers or other applicable powers attached in proper form for transfer in form and substance reasonably satisfactory to Buyers.

6.1.5    Lock-Up Agreement. A Lock-Up Agreement in the form attached hereto as Exhibit E executed by the Seller.

6.2    Buyers’ Deliveries.

Subject to the terms and conditions set forth in this Agreement, Buyers will deliver, or cause to be delivered, the following at the Closing:
6.2.1    Cash Consideration. The Cash Consideration in accordance with Section 1.3.

6.2.2    Stock Consideration. The issuance of the Stock Consideration to Seller as evidenced by written confirmation from Parent’s transfer agent of the book entry of the Stock Consideration registered in the name of Seller in such individual amounts set forth on Schedule 3 hereto.

6.2.3    Officer Certificate. A certificate, dated the Closing Date, signed by an officer of Parent, attesting to the completion of all necessary corporate action by Parent to execute and deliver the Buyer Transaction Documents and to consummate the Transaction (including the issuance of the Stock Consideration), and including copies of the organizational documents of Parent and resolutions required in connection with any Buyers Transaction Document and the issuance of the Stock Consideration.

ARTICLE 7
MISCELLANEOUS

7.1    Fees and Expenses.

Except as expressly set forth in this Agreement, each Party will pay all fees and expenses incurred by it incident to preparing for, entering into and performing its obligations under this Agreement and the consummation of the Transaction, whether or not the Transaction is consummated. Notwithstanding the foregoing, Buyers will pay (a) all filing fees and similar expenses incurred in connection with the filings required to be made with any Governmental Authority and the Governmental Authorizations to be received, in each case in connection with the Transaction and (b) any and all transfer, sales, use, documentary and similar Taxes and recording and filing fees incurred in connection with the Transaction, including, without limitation, any and all Transfer Taxes and expenses of preparing and filing Returns with respect thereto in accordance with this Agreement. If any Proceeding is brought by either Party against the other in connection with or arising out of this Agreement or any Transaction Document or otherwise in connection with the Transaction, the prevailing Party shall be entitled to recover from the other Party its reasonable out-of-pocket costs and expenses, including, without limitation, reasonable attorneys’ fees, incurred in connection with the prosecution or defense of such Proceeding.
7.2    Notices.

All notices or other communications permitted or required under this Agreement will be in writing and will be sufficiently given if and when hand delivered to the Persons set forth below or if sent by an international overnight courier service, or by registered or certified mail (postage prepaid, return receipt requested), or by facsimile or email, receipt acknowledged, addressed as set forth below or to such other Person or Persons and/or at such other address or addresses as will be furnished in writing by any Party to the other Parties. Any such notice or communication will be deemed to have been given as of the date received, in the case of personal delivery, or on the date shown on the receipt or confirmation therefor in all other cases.
If to Seller:
c/o Resilience Capital Partners
25101 Chagrin Boulevard, Suite 350
Cleveland, Ohio 44122
Facsimile: (216) 292-4750
E-mail: chesse@resiliencecapital.com
Attention: General Counsel

With a copy (which will not constitute notice) to:
Tucker Ellis LLP
950 Main Avenue, Suite 1100
Cleveland, OH 44113
Attn: Christopher J. Hewitt
Email: christopher.hewitt@tuckerellis.com
If to Buyers:
EMCORE Corporation
2015 W. Chestnut Street
Alhambra, California 91803
Attn: General Counsel
Email: ryan_hochgesang@emcore.com
With a copy (which will not constitute notice) to:
Pillsbury Winthrop Shaw Pittman LLP
2550 Hanover Street
Palo Alto, California 94304-1115
Attn: Alan Kalin
Email: alan.kalin@pillsburylaw.com

Any Party may at any time change the address to which notices may be sent under this Section 7.2 by the giving of notice of the change to the other Parties in the manner set forth in this Section 7.2.

7.3    Assignment and Benefit.

Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned, by operation of Law or otherwise, by any Party to any other Person without the prior written consent of the other Party, and any such attempted assignment will be null and void; provided, however, that (a) Buyers may assign their rights and obligations under this Agreement in whole or in part to any of its Affiliates without the prior written consent of Seller (provided, that Buyers will remain primarily liable hereunder following any such assignment and will be deemed to have unconditionally guaranteed the performance of its obligations hereunder by any such assignee) and (b) Seller may assign its rights and obligations under this Agreement to any of its Affiliates without the prior written consent of Buyers (provided, that Seller will remain primarily liable hereunder following any such assignment and will be deemed to have unconditionally guaranteed the performance of its obligations hereunder by any such assignee). The assigning Party will provide the other Party written notice of any such assignment within ten (10) Business Days following the date of the assignment. Subject to the foregoing, this Agreement and the rights and obligations in this Agreement will inure to the benefit of, and be binding upon, the Parties and each of their respective permitted successors, heirs and assigns.
7.4    Amendment, Modification and Waiver.

Any provision of this Agreement may be amended, modified, extended or waived, but only by a written instrument signed by Buyers and Seller. The waiver by a Party of any breach of any provision of this Agreement will not constitute or operate as a waiver of any other breach of such provision or of any other provision hereof, nor will any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof.
7.5    Due Diligence Review; No Additional Representations and Warranties.

Buyers are informed and sophisticated purchasers, and, together with Buyers’ Representatives, is experienced in the evaluation and purchase of businesses such as the Transferred Company. Parent acknowledges and agrees, on behalf of itself and its Affiliates, that (a) Parent has completed to its satisfaction its own due diligence investigation, and based thereon, formed its own independent judgment, with respect to the execution, delivery, and performance of this Agreement and the Transaction Documents, (b) Parent has been furnished with, or given full access to, such documents and information about Seller and the Transferred Company as Parent and its Representatives have deemed necessary to enable Parent to make an informed decision with respect to the execution, delivery, and performance of this Agreement and the Transaction Documents, (c) in entering into this Agreement, Parent has relied solely upon its own investigation and analysis and the representations and warranties by Seller expressly set forth in Article 2 and Article 3, (d) except as expressly set forth in Article 2 and Article 3, no representation or warranty has been or is being made by any Person as to the accuracy or completeness of any information provided or made available to Parent or its Representatives and (e) none of Seller, the Transferred Company or any other Person will have or be subject to any liability to Parent or any other Person resulting from the distribution to Person and its Representatives and Affiliates, or Parent’s or any of its Representatives’ or Affiliates’ use, of any written or oral information, and any information, documents or material made available to Parent and its Representatives in any form (including any Projections (as defined below)).
7.6    Disclaimer Regarding Projections.

In connection with Parent’s investigation of the Transferred Company, Parent and its Representatives have received from Seller (directly or through its Representatives) certain projections, estimates and other forecasts and certain business plan information (collectively, the “Projections”). Parent acknowledges that there are uncertainties inherent in attempting to make the Projections, that it is familiar with such uncertainties, that it is making its own evaluation of the adequacy and accuracy of all the Projections so furnished to it and any use of, or reliance by, it on the Projections will be at its sole risk, and without limiting any other provisions of this Agreement, that it will have no claim against anyone with respect to the Projections; provided, however, that the foregoing will not be interpreted to waive any rights that Parent has with respect to recovery for breaches of express representations and warranties made by Seller in Article 2 and Article 3.
7.7    Interpretation.

7.7.1    Except as otherwise provided or unless the context otherwise requires, whenever used in this Agreement, (a) any noun or pronoun will be deemed to include the plural and the singular, (b) the use of masculine pronouns will include the feminine and neuter, (c) the terms “include” and “including” will be deemed to be followed by the phrase “without limitation,” (d) the word “or” will be inclusive and not exclusive, (e) all references to Sections or Articles refer to the Sections or Articles of this Agreement, all references to Schedules refer to the Schedules attached to or delivered with this Agreement, as appropriate, and all references to Exhibits refer to the Exhibits attached to this Agreement, each of which is made a part of this Agreement for all purposes, (f) each reference to “herein” means a reference to “in this Agreement,” (g) each reference to “$” or “dollars” will be to United States dollars, (h) each reference to “days” will be to calendar days, and (i) unless otherwise specified, each reference to any Contract or Law will be to such Contract or Law as amended, supplemented, waived (in the case of Contracts) or otherwise modified from time to time.

7.7.2    The provisions of this Agreement will be construed according to their fair meaning and neither for nor against any Party irrespective of which Party caused such provisions to be drafted. Accordingly, any rule of law or legal decision that would require interpretation of any ambiguities in this Agreement against the Party that drafted it is of no application and is hereby expressly waived. Each Party acknowledges that it has been represented by an attorney in connection with the preparation and execution of the Transaction Documents.

7.7.3    Unless otherwise expressly provided in this Agreement, the measure of a period of one month or one year for purposes of this Agreement will be that date of the following month or year corresponding to the starting date; provided, however, that if no corresponding date exists, the measure will be that date of the following month or year corresponding to the next day following the starting date. For example, one month following February 18th is March 18th, and one month following March 31 is May 1.

7.7.4    The Transferred Company Disclosure Schedule is hereby incorporated into this Agreement to the same extent as though fully set forth in this Agreement (provided, that in no event will any information or disclosures therein be deemed or interpreted to broaden or otherwise amplify the representations and warranties in this Agreement). Information in the Transferred Company Disclosure Schedule under any particular schedule or section will be deemed disclosed with respect to all other schedules or sections and any representations, warranties or covenants of Seller where the applicability of such information to such other schedules or sections or representations, warranties or covenants is reasonably apparent, regardless of whether a cross-reference to the applicable section or schedule is actually made. Any matter disclosed in the Transferred Company Disclosure Schedule will not be deemed an admission or representation as to the materiality of the item so disclosed, and matters disclosed in the Transferred Company Disclosure Schedule are not necessarily limited to matters required by this Agreement to be disclosed in the Transferred Company Disclosure Schedule. Nothing in the Transferred Company Disclosure Schedule constitutes an admission of any liability or obligation of Seller to any third party or will confer or give to any third party any remedy, claim, liability, reimbursement, cause of action or other right.

7.8    Governing Law.

This Agreement is made pursuant to, and will be construed and enforced in accordance with, the laws of the State of Delaware irrespective of the principal place of business, residence or domicile of the Parties, and without giving effect to otherwise applicable principles of conflicts of Law that would give effect to the Laws of another jurisdiction.
7.9    Waiver of Jury Trial.

EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.9.
7.10    Consent to Jurisdiction.

Each Party irrevocably submits to the exclusive jurisdiction of federal and state courts located in the State of Delaware for purposes of any Proceeding arising out of this Agreement or the Transaction. Each Party hereby waives, and agrees not to assert in any such dispute, in each case to the fullest extent permitted by applicable Law, any claim that (a) such Party is not personally subject to the jurisdiction of such courts, (b) such Party’s property is exempt or immune from attachment or execution, (c) such Party and such Party’s property are immune from any legal process issued by such courts or (d) any Proceeding commenced in such courts is brought in an inconvenient forum. Notwithstanding the foregoing in this Section 7.10, a Party may commence a Proceeding in a court other than the above-named courts exclusively for the purposes of enforcing an order or judgment issued by one of the above-named courts.
7.11    Conflicts and Privilege.

Buyers and Seller agree that, notwithstanding any current or prior representation of Seller or its Affiliates by Tucker Ellis LLP (“TE”), TE will be allowed to represent Seller or any of its Affiliates (which will no longer include the Transferred Company after the Closing) in any matters and disputes, including in any matter or dispute adverse to Buyers and their Affiliates (including, after the Closing, the Transferred Company) that either are existing on the date hereof or that arise in the future and relates to this Agreement and the Transaction, and Buyers do hereby, and agree to cause their Affiliates (including, after the Closing, the Transferred Company) to, (a) waive any claim they have or may have that TE has a conflict of interest or is otherwise prohibited from engaging in such representation and (b) agree that, in the event that a dispute arises after the Closing between Buyers or any of their Affiliates (on the one hand) and Seller or any of its Affiliates (on the other hand), TE may represent Seller or such Affiliate in such dispute even though the interests of Seller or such Affiliate may be directly adverse to Buyers or their Affiliates (including the Transferred Company) and even though TE may have represented the Transferred Company in a matter substantially related to such dispute, or may be handling ongoing matters for Buyers or the Transferred Company. Buyers further agree, and agrees to cause their Affiliates (including, after the Closing, the Transferred Company) to agree, that, as to all communications among TE and Seller and its Affiliates (including, prior to the Closing, the Transferred Company) that relate in any way to the Transaction contemplated by this Agreement, the attorney-client privilege and the expectation of client confidence belongs to, and may be controlled by, Seller and will not pass to or be claimed by Buyers or their Affiliates (including, after the Closing, the Transferred Company). Accordingly, none of Buyers or their Affiliates (including the Transferred Company) will have access to such communications or to the files of TE relating to the Transaction from and after the Closing. Notwithstanding the foregoing, if a dispute arises between Parent or their Affiliates (including Holdings or the Transferred Company) and a third party other than a Party to this Agreement after the Closing, the Transferred Company may assert the attorney-client privilege to prevent disclosure of confidential communications by TE to such third party; provided, however, that the Transferred Company may not waive such privilege without the prior written consent of Seller. This Section 7.11 will be irrevocable, and no term of this Section 7.11 may be amended, waived or modified, without the prior written consent of TE.
7.12    Section Headings.

The section headings of this Agreement are for reference purposes only and will not in any way affect the meaning or interpretation of this Agreement.

7.13    Severability.

If any provision of this Agreement (or portion thereof) or the application of any such provision (or portion thereof) to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced pursuant to any applicable Law or public policy, all other provisions of this Agreement (or remaining portion of such provision) will nevertheless remain in full force and effect. Upon such determination by a court of competent jurisdiction that any provision (or portion thereof) of this Agreement is invalid, illegal or incapable of being enforced, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner, to the end that the Transaction as originally contemplated is fulfilled to the extent possible.
7.14    Counterparts; Third-Party Beneficiaries.

This Agreement may be executed in one or more counterparts, including by facsimile or PDF transmission, each of which will be deemed an original, but all of such counterparts together will be deemed to be one and the same agreement. This Agreement will be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to or will confer upon any other Person (other than TE) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
7.15    Entire Agreement.

This Agreement, together with the Transferred Company Disclosure Schedule and other Transaction Documents constitute the entire agreement among the Parties with respect to the Transaction and supersede all prior and contemporaneous agreements and understandings, both written and oral, with respect to the subject matter hereof. There are no warranties, representations, or other agreements between the Parties hereto, or on which any of them has relied in connection with the subject matter hereof, except as specifically set forth in this Agreement or in the Transaction Documents.
7.16    Specific Performance.

Each Party acknowledges and agrees that the other Parties would be damaged irreparably if any of the provisions of this Agreement were not performed in accordance with their specific terms or otherwise were breached or violated. Accordingly, each Party agrees that, without posting bond or other undertaking, the other Parties will be entitled to an injunction or injunctions to prevent breaches or violations of this Agreement and to enforce specifically this Agreement in any claim, action, cause of action or suit (whether in Contract or tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), controversy, assessment, arbitration, investigation, hearing, charge, complaint, demand, notice or proceeding to, from, by or before any Governmental Authority having jurisdiction over the Parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity, and that each of Buyers, on the one hand, and Seller, on the other hand, agrees to cooperate fully in any attempt by the other Parties in obtaining any such equitable remedy. Each Party further agrees that, in the event of any action for specific performance in respect of such breach or violation, it will not assert the defense that a remedy at law would be adequate or that the consideration reflected in this Agreement was inadequate or that the terms of this Agreement were not just and reasonable.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each Party has duly executed this Agreement, or has caused this Agreement to be duly executed on its behalf by a duly authorized Representative, all as of the date first set forth above.

SELLER:	PARENT:

THE RESILIENCE FUND IV, L.P.	EMCORE CORPORATION

By: Resilience Capital Partners IV, L.P., its General Partner	By: /s/ Jeffrey Rittichier Name:Jeffrey Rittichier Title:Chief Executive Officer

By: Resilience Capital UGP, LLC, its General Partner

By: /s/ Steven Rosen	PARENT SUB:
Name: Steven Rosen
Title: Managing Member	EMBER ACQUISITION SUB, INC.

By: /s/ Jeffrey Rittichier Name:Jeffrey Rittichier Title:Chief Executive Officer
THE RESILIENCE FUND IV-A, L.P.

By: Resilience Capital Partners IV, L.P., its General Partner

By: Resilience Capital UGP, LLC, its General Partner

By: /s/ Steven Rosen
Name: Steven Rosen
Title: Managing Member

HOLDINGS:

AEROSPACE NEWCO HOLDINGS, INC.

By: /s/ Steven Rosen
Name: Steven Rosen
Title: President

EXHIBIT A
DEFINITIONS
“Accounting Principles” means (i) the accounting principles used and applied in the preparation of the Financial Statements, and (ii) to the extent not covered by the foregoing clause (i), the specific principles set out in Exhibit C.
“Affiliate” means, with respect to any Person, any other Person controlling, controlled by, or under common control with such other Person. For purposes of this definition, “control,” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings. Notwithstanding the foregoing, for purposes of this Agreement, (i) the Transferred Company will not be considered an Affiliate of Seller and (ii) none of the equityholders of Seller will be considered an Affiliate of Seller.
“AML Laws” means all Laws of any jurisdiction applicable to any Transferred Company from time to time primarily regarding anti-money laundering.
“Anti-Corruption Laws” means the UK Bribery Act 2010, the Foreign Corrupt Practices Act of the United States of America, the OECD Anti-Bribery Convention and 2009 Anti-Bribery Recommendation and all similar applicable Laws, codes of practice or guidance notes that, in each case, are in force and binding and relate to corruption and apply to the Transferred Companies.
“Business” means the business and operations of the Transferred Company, as conducted as of the Closing.
“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in the State of Delaware are authorized or required by law to close.
“Business IP” means the Owned Intellectual Property and the Licensed IP.
“Business IT” means the Information Technology owned by or licensed or leased to the Transferred Companies.
“Business Software” means all Software owned or purported to be owned by or licensed or leased to the Transferred Companies.
“Buyer Transaction Documents” means those Transaction Documents to which Parent or Parent Sub is a party.
“Buyer’s Knowledge” means the actual knowledge of the individuals listed on Schedule 1 attached hereto.
“Cash” means the aggregate cash and cash equivalents (including bank account balances and deposits in transit or not yet recorded), including any evidences of short-term, highly liquid investments with original maturities of ninety (90) days or less, calculated in accordance with the Accounting Principles.
“Cash Consideration” means an amount equal to (i) $20,000,000, plus (ii) the Working Capital Difference, minus (iii) the Closing Indebtedness, minus (iv) the Closing Transaction Expenses, plus (v) the Closing Cash; subject in the case of clauses (ii), (iii), (iv), and (v) above, to adjustment pursuant to the procedures set forth in Section 1.4.
“Change of Control” means any one of the following: (a) a merger or consolidation of the Transferred Company with or into another Person where the Parent or its Affiliates do not own at least a majority of the outstanding voting power of the surviving or consolidated Person immediately after such merger or consolidation, (b) the sale or transfer of all or substantially all of the assets of the Transferred Company; or (c) any purchase by any Person (or group of affiliated Persons) of shares of capital stock of the Transferred Company (either through a negotiated stock purchase or a tender for such shares), the effect of which is that such Person (or group of affiliated Persons) that did not beneficially own a majority of the voting power of the outstanding shares of capital stock of the Transferred Company immediately prior to such purchase beneficially owns at least a majority of such voting power immediately after such purchase.
“Closing Working Capital” means, as of the Closing Date, (i) the current assets of the Transferred Company (excluding the Cash, Tax assets, deferred Tax assets, and intercompany receivables of the Transferred Company), minus (ii) the current liabilities of the Transferred Company (excluding the Tax liabilities, deferred Tax liabilities, intercompany payables, Indebtedness and Transaction Expenses of the Transferred Company), in each case as calculated in accordance with the Accounting Principles and the calculations set forth on Exhibit C.
“Code” means the Internal Revenue Code of 1986, as amended.
“Consent” means any consent, approval, authorization, waiver, filing or notification required to be obtained by any of Seller or the Transferred Company from, filed by any of Seller or the Transferred Company with, or delivered by any of Seller or the Transferred Company to, any Person in connection with the consummation of the Transaction.
“Contract” means any legally binding contract, lease or other property agreement, license, indenture, note, bond, agreement, permit, concession, franchise, commitment, purchase order, mortgage, partnership or joint venture agreement, instrument or other legally binding agreement.
“Employee Benefit Plan” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA), and any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock option, equity incentive, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other material benefit plan, program or arrangement.
“Environmental Claim” means any and all administrative, regulatory or judicial actions, governmental orders, demands, demand letters, directives, Liens or notices of noncompliance, or violation by any Governmental Authority or other Person asserted against Seller or the Transferred Company alleging liability arising out of, based on or relating to any Environmental Law or the Release of Hazardous Material.
“Environmental Law” means any applicable Law relating to (a) the pollution or the protection of the environment or natural resources or (b) the manufacture, processing, distribution, transport, use, treatment, storage, disposal, emission, discharge, release or threatened release of Hazardous Material, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Oil Pollution Act of 1990 (33 U.S.C. § 2701 et seq.), and the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.) and the regulations promulgated pursuant thereto and all applicable analogous state, local and foreign Laws regulating environmental matters.
“Environmental Permits” means the Governmental Authorizations required under applicable Environmental Laws reasonably necessary to operate the Business.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any Person that, together with the Transferred Company, would be deemed a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.
“FAR” means the Federal Acquisition Regulation of the United States of America.
“Final Closing Cash” means the Closing Cash (a) as shown in Parent’s calculation delivered pursuant to Section 1.4.2, if no Notice of Disagreement with respect thereto is duly delivered pursuant to Section 1.4.3 or (b) if such a Notice of Disagreement is delivered, (i) as agreed by Parent and Seller pursuant to Section 1.4.4 or (ii) in the absence of such agreement, as shown in the Independent Accounting Firm’s calculation delivered pursuant to Section 1.4.5; provided, that in no event will the Final Closing Cash be less than Parent’s calculation of the Closing Cash delivered pursuant to Section 1.4.2 or more than Seller’s calculation of the Closing Cash delivered pursuant to Section 1.4.3.
“Final Closing Indebtedness” means the Closing Indebtedness (a) as shown in Parent’s calculation delivered pursuant to Section 1.4.2, if no Notice of Disagreement with respect thereto is duly delivered pursuant to Section 1.4.3 or (b) if such a Notice of Disagreement is delivered, (i) as agreed by Parent and Seller pursuant to Section 1.4.4 or (ii) in the absence of such agreement, as shown in the Independent Accounting Firm’s calculation delivered pursuant to Section 1.4.5; provided, that in no event will the Final Closing Indebtedness be more than Parent’s calculation of the Closing Indebtedness delivered pursuant to Section 1.4.2 or less than Seller’s calculation of the Closing Indebtedness delivered pursuant to Section 1.4.3.
“Final Closing Transaction Expenses” means the Closing Transaction Expenses (a) as shown in Parent’s calculation delivered pursuant to Section 1.4.2, if no Notice of Disagreement with respect thereto is duly delivered pursuant to Section 1.4.3 or (b) if such a Notice of Disagreement is delivered, (i) as agreed by Parent and Seller pursuant to Section 1.4.4 or (ii) in the absence of such agreement, as shown in the Independent Accounting Firm’s calculation delivered pursuant to Section 1.4.5; provided, that in no event will the Final Closing Transaction Expenses be more than Parent’s calculation of the Closing Transaction Expenses delivered pursuant to Section 1.4.2 or less than Seller’s calculation of the Closing Transaction Expenses delivered pursuant to Section 1.4.3.
“Final Closing Working Capital” means the Closing Working Capital (a) as shown in Parent’s calculation delivered pursuant to Section 1.4.2, if no Notice of Disagreement with respect thereto is duly delivered pursuant to Section 1.4.3 or (b) if such a Notice of Disagreement is delivered, (i) as agreed by Parent and Seller pursuant to Section 1.4.4 or (ii) in the absence of such agreement, as shown in the Independent Accounting Firm’s calculation delivered pursuant to Section 1.4.5; provided, that in no event will the Final Closing Working Capital be less than Parent’s calculation of the Closing Working Capital delivered pursuant to Section 1.4.2 or more than Seller’s calculation of the Closing Working Capital delivered pursuant to Section 1.4.3.
“Government Bid” means any outstanding bid, proposal, offer or quotation made by the Transferred Company that, if accepted, would lead to a Government Contract.
“Government Contract” means any prime contract, multiple award schedule contract, federal supply schedule contract, basic ordering agreement, blanket purchase agreement, pricing agreement, letter contract, cooperative research and development agreement, cooperative purchasing agreement, grant or other similar written arrangement, between the Transferred Company, on the one hand, and (a) any Governmental Authority, (b) any prime contractor of a Governmental Authority in its capacity as a prime contractor, or (c) any subcontractor (or lower tier subcontractor) with respect to any contract of a type described in clauses (a) or (b) above, on the other hand. A task, purchase or delivery order under a Government Contract will not constitute a separate Government Contract, for purposes of this definition, but will be part of the Government Contract to which it relates.
“Government-Furnished Property” means personal property, equipment and fixtures loaned, bailed or otherwise furnished to the Transferred Company by or on behalf of the U.S. Government for use in the performance of a Government Contract.
“Governmental Authority” means (i) the United States federal government or the government of any other country, (ii) the government of any state, commonwealth, province, county, city, territory, or possession or (iii) any political subdivision, courts, departments, commissions, boards, bureaus, tribunals, agencies or other instrumentalities of any of the foregoing in subparts (i) and (ii).
“Governmental Authorization” means any approval, consent, license, permit or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Laws.
“Hazardous Material” means any (a) chemical, material or substance defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous waste”, “acutely hazardous waste”, “radioactive waste”, “biohazardous waste”, “pollutant”, “toxic pollutant”, “contaminant”, “restricted hazardous waste”, “infectious waste”, “toxic substances” or any other term or expression intended to define, list, regulate or classify substances by reason of properties harmful to health, safety or the indoor or outdoor environment (including harmful properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, “TCLP toxicity” or “EP toxicity” or words of similar import) as defined in, the subject of, or that could give rise to Liability under, any Environmental Law, (b) oil, petroleum, petroleum fraction, petroleum additive (including methyl tertiary butyl ether) or petroleum derived substance, (c) flammable substances or explosives, (d) radioactive materials, (e) asbestos or asbestos-containing materials, (f) urea formaldehyde foam insulation, (g) polychlorinated biphenyls, and (h) lead-based paint, including, in each case, any mixture or solution thereof.
“Incidental Licenses” means any Contracts under which the only license to, or right to use Intellectual Property is (a) merely incidental to the transaction contemplated in such Contract or (b) granted by the Transferred Company to a service provider, supplier, or vendor thereof in the Ordinary Course for the benefit of the Transferred Company, including, without limitation, a license granted to enable a service provider, supplier, or vendor to provide products or services to the Transferred Company.
“Indebtedness” means, with respect to any Person, all indebtedness for borrowed money from financial institutions including any accrued and unpaid interest thereon, calculated in accordance with the Accounting Principles; provided, however, that Indebtedness shall not include that certain Capital lease with Kudelski Security, pursuant to the Master Purchase Agreement dated December 7, 2017 for certain IT equipment.
“Independent Accounting Firm” means Deloitte LLP or, if Deloitte LLP is unavailable or unwilling to serve, a mutually acceptable nationally recognized firm of independent certified public accountants that has not provided services to either Seller and its Subsidiaries or Parent and its Subsidiaries in the preceding two (2) years; provided, that if Buyers and Seller are unable to select such firm or expert within sixty (60) days after delivery of written notice of a disagreement, either Buyers or Seller may request the American Arbitration Association to appoint, within twenty (20) Business Days from the date of such request, an independent accounting firm meeting the requirements set forth above or a neutral and impartial certified public accountant with significant arbitration experience related to purchase price adjustment disputes relating to transactions of a similar nature.
“Information Technology” means all information technology systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology assets and equipment, and all associated documentation, whether owned, used or licensed.
“Intellectual Property” all worldwide common law and statutory rights in, arising out of, or associated with: (i) United States and foreign patents and utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof (“Patents”); (ii) trade secrets, confidential information, or proprietary information; (iii) copyrights, copyrights registrations, mask works, and applications therefor, and all other rights corresponding thereto throughout the world (“Copyrights”); (iv) industrial designs; (v) trade names, logos, common law trademarks and service marks, any registrations or applications therefor, and related goodwill (“Trademarks”); (vi) all rights in databases and data collections; (vii) all moral and economic rights of authors and inventors, however denominated; and (viii) any similar or equivalent rights to any of the foregoing (as applicable).
“Judgment” means any judgment, decision, order, decree, writ, injunction or ruling entered or issued by any Governmental Authority.
“Laws” means any federal, national, provincial, state, local, United States, foreign or other law (both common and statutory law and civil and criminal law), statute, rule, regulation, treaty, ordinance, convention, rule, code, decree, Judgment, writ, regulatory code (including statutory instruments, guidance notes, circulars, directives, decisions, rules, regulations or restrictions) or other order, or other requirement or rule of law of any Governmental Authority.
“Liability” means any direct or indirect liability or obligation of whatever kind or nature, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or otherwise, and whether due or to become due, including any liability for Taxes.
“Licensed IP” means any and all Intellectual Property that the Transferred Company is licensed or otherwise permitted to use by a Person.
“Lien” means any mortgage, deed of trust, hypothecation, pledge, lien (statutory or otherwise), security interest, charge or encumbrance of any kind, whether voluntary or involuntary (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest) and, with respect to capital stock, any option or other right to purchase or any restriction on voting or other rights.
“Losses” means any and all direct and actual losses, damages, penalties, fines, amounts paid in settlement, costs and expenses (including settlement and court costs and reasonable attorneys’ fees and expenses) net of any corresponding insurance proceeds of any of the foregoing, but excluding any punitive, special, incidental, indirect, consequential, exemplary, diminution of value, damages based on a multiplier or similar concept, loss of future revenue, income or profits, loss of business reputation or opportunity, or like damages or claims.
“Market Price” means, with respect to each share of Common Stock, the volume weighted average sales price of such stock for the 30 trading days on the Nasdaq Global Market immediately preceding the Closing Date.
“Material Adverse Effect” means a material adverse effect on (i) the Transferred Company or the assets, results of operations or financial condition thereof, taken as a whole or (ii) the ability of Seller or the Transferred Company to consummate the Transaction; provided, that any such change or effect resulting from any of the following, individually or in the aggregate, will not be considered when determining whether a Material Adverse Effect has occurred for purposes of clause (i) above: (A) any change in economic conditions generally or capital and financial markets generally, including changes in interest or exchange rates, (B) any change in the industry in which the Transferred Company operates or in which products of the Transferred Company are used or distributed, including increases in energy, electricity, raw material or other operating costs, (C) any change in Laws or accounting standards, or the enforcement or interpretation thereof, applicable to the Transferred Company, (D) conditions in jurisdictions in which the Transferred Company operates, including hostilities, acts of war, sabotage, terrorism or military actions, or any escalation or worsening of any of the foregoing, (E) any change resulting from the announcement of the execution of this Agreement or the pendency or consummation of the Transaction, or the performance of obligations under this Agreement or the other Transaction Documents, including any such change relating to the identity of, or facts and circumstances relating to, Parent and including any actions by customers, suppliers or personnel, (F) any action taken by Parent and any of its Affiliates or Representatives, (G) any hurricane, flood, tornado, earthquake or other natural disaster, (H) any actions required to be taken or omitted pursuant to this Agreement or the other Transaction Documents or taken with Parent’s consent or not taken because Parent withheld, delayed or conditioned its consent, except that this clause (H) will not apply to any actions normally taken or omitted in the Ordinary Course or (I) the failure in and of itself of the Transferred Company to achieve any financial projections or forecasts (but not the underlying cause of such failure); provided, that any adverse effects resulting from matters described in any of the foregoing clauses (A), (B), (C), (D) or (G) may be taken into account in determining whether there is or has been a Material Adverse Effect to the extent, and only to the extent, that they have a disproportionate effect on the Transferred Company relative to other participants in the industries or geographies in which the Transferred Company operates.
“NISPOM” means the National Industrial Security Program Operating Manual as required by Executive Order 12829 and under the authority of the Department of Defense Directive 5220.22, “National Industrial Security Program (NISP)” or subsequent Executive Orders, directives, or regulations for the protection of classified information released or disclosed to industry in connection with classified contracts under the NISP.
“Open Source Software” any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including but not limited to any license approved by the Open Source Initiative, or any Creative Commons License.
“Ordinary Course” means in the ordinary course of the Business, consistent with past practices.
“Organizational Documents” means the articles or certificates of incorporation or formation, memorandum and articles of association, bylaws, limited liability company agreements, articles or certificates of formation, partnership agreements or comparable charter or organizational documents of a Person.
“Owned Intellectual Property” means the Intellectual Property owned or purported to be owned by the Transferred Company.
“Party” or “Parties” means the parties to this Agreement.
“Permitted Liens” means (i) Liens for Taxes and other governmental charges and assessments that are not yet due and payable as of the Closing Date, and Liens for current Taxes and other charges and assessments of any Governmental Authority that may thereafter be paid without penalty or that are being contested in good faith by appropriate proceedings, (ii) Liens of landlords, lessors, carriers, warehousemen, employees, mechanics and materialmen and other like Liens arising in the Ordinary Course for amounts which remain unpaid at Closing, provided such amounts shall have been included as current liabilities in the Closing Working Capital, (iii) other Liens or imperfections of title to or on real or personal property that are not material in amount or do not materially detract from the value of or materially impair the existing use of the property affected by such Lien or imperfection, (iv) all Liens and other similar restrictions of record identified in any title reports obtained by or made available to Buyers, (v) all leases, subleases, licenses and occupancy and/or use agreements affecting any real or personal property (or any portion thereof), (vi) all licenses to Intellectual Property, (vii) all local and other Laws, including building and zoning Laws, now or hereafter in effect relating to or affecting any real property, (viii) any and all service Contracts affecting any real property, (ix) Liens reflected in any Contract to which the Transferred Company is a party, (x) Liens that secure obligations reflected as liabilities in the Financial Statements or the existence of which is referred to in the notes accompanying the Financial Statements, (xi) any Liens permitted to be outstanding under any of the documents governing the Indebtedness to be repaid at Closing pursuant to the terms hereof, (xii) Liens registered under the Uniform Commercial Code as adopted in any particular, state or similar legislation in other jurisdictions by any lessor or licensor of personal property to the Transferred Company or primarily used in the Business, (xiii) Liens to lenders incurred in deposits made in the Ordinary Course in connection with maintaining bank accounts, (xiv) deposits or pledges to secure the payment of workers’ compensation, unemployment insurance, social security benefits or obligations arising under similar Laws, or to secure the performance of public or statutory obligations, surety or appeal bonds, and other obligations of a like nature, (xv) Liens being contested in good faith, (xvi) purchase money Liens, Liens securing rental payments under capital lease arrangements and purchase orders for inventory issued in the Ordinary Course and (xvi) Liens created by any of the Transaction Documents, or in connection with the Transaction, or by the actions of Buyers.
“Person” means an individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, unincorporated organization, association, organization or other entity or form of business enterprise or Governmental Authority.
“Post-Closing Tax Period” means any period (or portion thereof) ending after the Closing Date.

“Pre-Closing Tax Period” means any period (or portion thereof) ending on or prior to the Closing Date.
“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.
“Release” means any spilling, emitting, discharging, leaking, pumping, pouring, dumping, injecting, depositing, disposing, dispersing, leaching or migrating of any Hazardous Material into the environment (including ambient air, surface water, groundwater and surface or subsurface strata).
“Remedies Exception” means applicable bankruptcy, insolvency, reorganization, moratorium and other similar existing or future Laws relating to or limiting creditors’ rights generally, and general principles of equity relating to the availability of specific performance and injunctive and other forms of equitable relief.
“Representative” or “Representatives” means, with respect to a particular Person, any director, manager, member, limited or general partner, officer, employee, agent, consultant, advisor or other representative of such Person, including outside legal counsel, accountants and financial advisors.
“Restricted Period” means the six (6) year period following the Closing Date.
“Sanctioned Country” means, at any time, a country or territory which is, or whose government is, the subject or target of any Sanctions broadly restricting or prohibiting dealings with such country, territory or government.
“Sanctioned Person” means, at any time, any Person with whom dealings are restricted or prohibited under Sanctions, including (a) any Person listed in any Sanctions related list of designated Persons maintained by the United States (including by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or the U.S. Department of Commerce), the United Nations Security Council, the European Union or any of its member states, Her Majesty’s Treasury or Switzerland, (b) any Person organized under the laws or a resident of, or any Governmental Authority or governmental instrumentality of, a Sanctioned Country or (c) any Person 25% or more directly or indirectly owned by, controlled by, or acting for the benefit or on behalf of, any Person described in clauses (a) or (b) hereof.
“Sanctions” means: (a) economic or financial sanctions or trade embargoes or restrictive measures enacted, imposed, administered or enforced from time to time by (i) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or the U.S. Department of Commerce, (ii) the United Nations Security Council, (iii) the European Union or any of its member states, (iv) Her Majesty’s Treasury and (v) Switzerland; or (b) any corresponding Law of jurisdictions in which any Transferred Company operates.
“SDI Facility” means the real property, building, and improvements located at 2700 Systron Drive, Concord, California 94518.
“Seller Names and Marks” means each of the names or marks of Seller or any of its Affiliates set forth in Schedule A(2), and any names or marks (including domain names) confusingly similar thereto.
“Seller Transaction Documents” means those Transaction Documents to which any of Seller or the Transferred Company is a party.
“Seller’s Knowledge” with respect to Seller or the Transferred Company means the actual knowledge of the individuals listed on Schedule 2 attached hereto.
“Silver Purchase Agreement” means that certain Purchase And Sale Agreement between Carros Sensors Holdco Limited, a private limited company organized under the laws of England and Wales and Holdings, dated as of December 28, 2018.
“Subsidiary” means, with respect to any specified Person, any corporation, partnership, limited liability company, or other entity of which more than fifty percent (50%) of the outstanding capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company, or other entity is at the time directly or indirectly owned by, or the management is otherwise controlled by, such Person (irrespective of whether, at the time, capital stock or other ownership interests of any other class or classes of such corporation, partnership, limited liability company, or other entity have or might have voting power by reason of the happening of any contingency).

“Target Working Capital” means $9.0 million.
“Tax” or “Taxes” means, with respect to any Person, any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, franchise, profits, license, withholding on amounts paid to or by such Person, payroll, employment, excise, severance, stamp occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax (domestic or foreign) (a “Taxing Authority”).
“Tax Return” means any return, form, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and including any amendment thereof.
“Transaction Documents” means this Agreement, the Transferred Company Disclosure Schedule, and the other agreements, certificates, schedules and other documents contemplated by or delivered or executed by the Parties in connection with this Agreement.
“Transaction Expenses” means the sum of any fees, costs and expenses incurred by the Transferred Company in connection with the drafting, negotiation, execution and delivery of this Agreement and the other Transaction Documents and the consummation of the Transaction, including any sale bonus, change of control, retention, termination or severance payment to any Employee or consultant of the Transferred Company.
“Transferred Company Disclosure Schedule” means the schedules attached hereto as Exhibit D.
“Transferred Company Plan” means any Employee Benefit Plan maintained by the Transferred Company, or any Subsidiary of the Transferred Company.
“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988.
“Working Capital Difference” means the positive or negative amount equal to the sum of (i) the Closing Working Capital less (ii) the Target Working Capital.
Other capitalized terms defined elsewhere in the Agreement and not defined in this Exhibit A will have the meanings assigned to such terms in this Agreement in the sections referenced below.

Term	Section
Active Government Contracts	Section 3.10.1
Agreement	Introduction
Buyers	Introduction
Cap	Section 5.11.1(b)
Cash Consideration Increase	Section 1.4.7(e)
Cash Consideration Reduction	Section 1.4.7(e)
Closing	Section 1.1
Closing Cash	Section 1.4.2
Closing Date	Section 1.1
Closing Indebtedness	Section 1.4.2
Closing Statement	Section 1.4.2
Closing Transaction Expenses	Section 1.4.2
Common Stock	Section 1.3.2
Consideration	Section 1.3
Disputed Items	Section 1.4.3
Employees	Section 3.15.1
Estimated Closing Cash	Section 1.4.1
Estimated Closing Statement	Section 1.4.1
Estimated Closing Indebtedness	Section 1.4.1

Estimated Closing Transaction Expenses	Section 1.4.1
Estimated Closing Working Capital	Section 1.4.1
Estimated Cash Consideration	Section 1.4.1
Exchange Act	Section 4.13
Export Approvals	Section 3.22.1
Export Control and Import Laws	Section 3.22.1
Financial Statements	Section 3.7.1
Fundamental R&W	Section 5.11.1(a)
Holdings	Introduction
Latest Financial Statements	Section 3.7.1
Latest Financial Statements Date	Section 3.7.1
Material Contracts	Section 3.11.2
Notice of Disagreement	Section 1.4.3
Parent	Introduction
Parent Sub	Introduction
Parties	Introduction
Party	Introduction
Post-Closing Straddle Period	Section 5.6.4
Pre-Closing Straddle Period	Section 5.6.4
Pre-Closing Tax Refund	Section 5.6.2
Present Fair Salable Value	Section 4.11
Projections	Section 7.6
R&W	Section 5.11.1(a)
Real Property	Section 3.9.1
Registered IP	Section 3.14.1
Related Person	Section 3.20
Resolution Period	Section 1.4.4
Sale Proceeds	Section 5.9.1
SDI Facility Sale	Section 5.9.1
SEC	Section 4.13
SEC Documents	Section 4.13
Seller	Introduction
Solvent	Section 4.11
Solvency	Section 4.11
Stock Consideration	Section 1.3.2
Straddle Period	Section 5.6.4
TE	Section 7.11
Top Customers	Section 3.19.1
Top Suppliers	Section 3.19.2
Transaction	Background Paragraph C
Transfer Taxes	Section 5.6.5
Transferred Company	Background Paragraph B
Transferred Company Personal Property	Section 3.13.1
Transferred Company Return	Section 3.18.1
Transferred Company Returns	Section 3.18.1
Transferred Interests	Background Paragraph A
Unresolved Items	Section 1.4.5
Year End Financial Statements	Section 3.7.1